SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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MSC.Software Corporation

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MSC.Software Corporation 2 MacArthur Place Santa Ana, California 92707

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

MSC.Software Corporation (the “Company”) will hold its 2009 annual meeting of stockholders at the Westin Hotel, 909 North Michigan Avenue, Chicago, Illinois 60611 on May 28, 2009, beginning at 2:00 p.m. Central Daylight Time. The items of business are:

1.	Election of (a) two directors to serve for terms of three years, and (b) one director to serve for a term of two years;

2.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2009; and

3.	Such other matters as may properly come before the meeting.

Only stockholders of record of the Company’s common stock at the close of business on April 1, 2009 are entitled to notice of, and to vote at, the meeting and any postponements or adjournments of the meeting.

Your Board of Directors recommends that you vote FOR the election of the Company’s nominees for director and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2009.

The approximate date of mailing of this meeting notice and the accompanying proxy statement and proxy card is April 10, 2009. A copy of our Annual Report to Stockholders (including our Annual Report on Form 10-K) for the year ended December 31, 2008 is also enclosed, although it is not part of our proxy solicitation materials and is not incorporated by reference into such materials.

By Order of the Board of Directors,

John A. Mongelluzzo, Secretary

Important Note Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 28, 2009: The Proxy Statement for the 2009 Annual Meeting of Stockholders and the 2008 Annual Report to Stockholders are available at http://bnymellon.mobular.net/bnymellon/mscs. For information on how to obtain directions to attend the annual meeting and vote in person, please contact the Secretary of the Company.

MSC.Software Corporation 2 MacArthur Place Santa Ana, California 92707

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 28, 2009

PROXY SOLICITATION AND COSTS

We are furnishing this proxy statement to you in connection with the solicitation by the Board of Directors (the “Board”) of MSC.Software Corporation, a Delaware corporation (“we,” “us” or the “Company”), of the enclosed form of proxy for the Company’s annual meeting of stockholders to be held on May 28, 2009 at the Westin Hotel, 909 North Michigan Avenue, Chicago, Illinois 60611, beginning at 2:00 p.m. Central Daylight Time. In addition to solicitation by mail, we may solicit proxies in person or by telephone, facsimile or e-mail. Also, we have hired our transfer agent, Mellon Investor Services LLC (“Mellon”), to host a website for the Company’s proxy materials, and to assist in the distribution of proxy materials and the solicitation of votes for a fee of $12,500, plus reasonable out-of-pocket expenses. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy and solicitation materials to our stockholders. We will pay all costs of preparing, assembling, printing and mailing these proxy materials and will pay all other costs of the solicitation of proxies by the Board, other than electronic access charges you may incur by voting by phone or over the Internet. The approximate date of mailing of the meeting notice, this proxy statement and the enclosed proxy card(s) is April 10, 2009.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why am I receiving these materials?

A:	You are receiving this proxy statement and the accompanying proxy card because you own common stock of the Company and are entitled to vote at our 2009 annual meeting of stockholders. This proxy statement describes the proposals to be voted on at the annual meeting.

Q:	What are the proposals that I may vote on at the annual meeting?

A:	You may vote on the following proposals:

•	The election of (a) two directors to serve for terms ending in 2012, and (b) one director to serve for a term ending in 2011; and

•	The ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for 2009.

Q:	How does the Board recommend I vote?

A:	The Board recommends that you vote FOR the election of the director nominees identified in this proxy statement and FOR the ratification of the appointment of Deloitte.

Q:	Who is entitled to vote at the annual meeting?

A:	Only record holders of our common stock at the close of business on April 1, 2009 (the “Record Date”) are entitled to notice of, and to vote at, the annual meeting and any postponements or adjournments of the annual meeting. On the record date, there were 45,491,945 shares of our common stock issued and outstanding. Shares of our common stock are sometimes referred to in this proxy statement as “shares.” Each share entitles the holder of such share to one vote on each matter to be submitted to the stockholders at the annual meeting.

Q:	What if my shares are held in “street name”?

A:	If your shares are held in “street name” in a stock brokerage account or with a bank or other nominee, you are considered the beneficial owner of those shares and these proxy materials are being forwarded to you by your bank, broker or nominee who is, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares and you are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. Your bank, broker or other nominee has enclosed or provided a voting instruction card for you to use in directing it how to vote your shares.

Q:	How do I vote?

A:	You may vote at the annual meeting either in person or by proxy. To ensure your vote is counted, we suggest that you vote by proxy even if you plan to attend the annual meeting.

If your shares are held in your name, you can vote by proxy in one of three ways:

•	Over the Internet: The website address for Internet voting is printed on your proxy card. Internet voting is available 24 hours a day until 11:59 p.m. Eastern Daylight Time on May 27, 2009;

•

By telephone: You may vote by telephone by calling the toll-free number listed on your proxy card. Telephone voting is available 24 hours a day until 11:59 p.m. Eastern Daylight Time on May 27, 2009; or

•	In writing: Complete, sign, date and return your proxy card in the enclosed envelope so that it is received by 11:59 p.m. Eastern Daylight Time on May 27, 2009.

IF YOU VOTE BY TELEPHONE OR OVER THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

If you hold shares in “street name” in a stock brokerage account or with a bank or other nominee, you will need to follow the instructions provided by your bank, broker or other nominee to vote your street name shares.

If you vote by proxy, your shares will be voted in the manner you indicate at the annual meeting. If you submit a valid proxy but do not specify how you want your shares to be voted, they will be voted FOR the election of the director nominees and FOR the ratification of the appointment of Deloitte.

Q:	Can I revoke a previously granted proxy?

If your shares are held in your name, you may revoke your proxy by:

•	Notifying our Secretary in writing of your decision to revoke your proxy that is received by 11:59 p.m. Eastern Daylight Time on May 27, 2009;

•	Voting in person at the annual meeting;

•	Returning a later-dated proxy card that is received by us by 11:59 p.m. Eastern Daylight Time on May 27, 2009; or

•	Submitting a later vote over the Internet or by telephone by 11:59 p.m. Eastern Daylight Time on May 27, 2009.

If your shares are held in “street name,” you will need to follow the instructions provided by your bank, broker or other nominee to revoke your proxy or change your vote.

Q:	Who will count the votes?

A:	Representatives of Mellon will count the votes at the annual meeting.

Q:	Is my vote confidential?

A:	Proxy cards, Internet votes, telephone votes, ballots and voting tabulations that identify individual stockholders and that are mailed or returned directly to Mellon will be handled by Mellon in a manner that protects your voting privacy. Your vote will not be disclosed except: (i) as needed to permit Mellon to tabulate and certify the vote; (ii) as required by law; or (iii) in limited circumstances, such as a proxy contest. Additionally, all comments written on the proxy card will be forwarded to the Company, but your identity will be kept confidential unless you ask that your name be disclosed.

Q:	What does it mean if I receive more than one proxy card?

A:	If your shares are registered in different names or addresses or held in more than one account, you will receive more than one proxy card. If you intend to vote by mail, please complete, sign and return all proxy cards to ensure that all your shares are voted. If you intend to vote by telephone or over the Internet, please do so for each proxy card you receive. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting Mellon at the following:

Mellon Investor Services LLC

480 Washington Blvd.

Jersey City, New Jersey 07310

www.melloninvestor.com/isd

(877) 290-2258

Q:	What shares are included on the proxy card(s)?

A:	The shares on your proxy card(s) represent ALL of your shares.

Q:	How may I obtain a separate set of voting materials?

A:	If you share an address with another Company stockholder, you may receive only one set of proxy materials unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials for this meeting or for future meetings, you may write or call us to request a separate copy of these materials at the following:

MSC.Software Corporation

Attn: John A. Mongelluzzo, Executive Vice President,

Business Administration, Legal Affairs and Secretary

2 MacArthur Place

Santa Ana, California 92707

(714) 540-8900 (800) 345-2078

We will promptly deliver any materials so requested. Similarly, if you share an address with another stockholder and have received multiple copies of these proxy materials, you may write or call us at the above address and phone number to request delivery of a single copy of these materials for future meetings.

Q:	What is a “quorum” and how is it determined?

A:	A “quorum” for the annual meeting is a majority of the issued and outstanding shares entitled to vote at the annual meeting, and these shares may be present in person or represented by proxy. Shares voted over the Internet or by telephone or represented by properly executed proxies returned prior to the annual meeting will be counted toward the establishment of a quorum for the annual meeting even though they are marked “ABSTAIN” (with respect to the ratification of the appointment of Deloitte) or “WITHHELD FOR ALL” (with respect to the election of director nominees), or are not marked at all. Broker non-votes (if any) are also counted toward the establishment of a quorum.

“Broker non-votes” are shares held of record by banks, brokers or other nominees for which they have not received voting instructions from the beneficial owner with respect to a particular matter over which the bank, broker or other nominee does not have discretionary voting authority. If your shares are held in “street name” and you do not provide voting instructions to your broker, your broker may be permitted, under the applicable rules of the self regulatory organizations of which it is a member, to vote your shares in its discretion on certain “routine” matters. The election of directors and the ratification of the appointment of Deloitte are both considered routine matters. As a result, we do not anticipate receiving broker non-votes for the annual meeting.

Q:	What votes are required to approve the proposals at the annual meeting?

A:	Proposal 1: Election of Directors. The (a) two nominees for election to the class of directors whose term ends in 2012, and (b) one nominee for election to the class of directors whose term ends in 2011, who receive the most votes cast for nominees in their respective classes will be elected. Cumulative voting is not available. If you do not vote for a particular nominee, or if you withhold authority to vote for a particular nominee when voting your proxy, your vote will not count for or against the nominee. If any nominee becomes unable to serve, or for good cause will not serve, the persons appointed as proxies on your proxy card may vote for any substitute nominee designated by the Board; however, the Board at this time has no reason to expect that this will occur.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the votes present at the annual meeting, either in person or by proxy, and entitled to vote on this proposal is required to ratify the appointment of Deloitte as the Company’s independent registered public accounting firm for 2009. Abstentions will be counted as present and entitled to vote at the annual meeting and will have the effect of a vote against this proposal. Broker non-votes, if any, are not counted as present and entitled to vote on this proposal and will not be included when determining whether the stockholders have approved this proposal.

Q:	How will voting on any other business be conducted?

A:	Although we do not know of any business to be considered at the annual meeting other than the proposals described in this proxy statement, if any other business is properly presented at the annual meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

Q:	When are stockholder proposals for the 2010 annual meeting of stockholders due?

A:	We currently anticipate that the 2010 annual meeting of stockholders will be held in May of 2010. All stockholder proposals to be considered for inclusion in the proxy statement and form of proxy for the 2010 annual meeting must be submitted in writing to John A. Mongelluzzo, Executive Vice President, Business Administration, Legal Affairs and Secretary, MSC.Software Corporation, 2 MacArthur Place, Santa Ana, California 92707 on or before December 11, 2009. Any proposal received after this date will be considered untimely. Each proposal must comply with applicable law, the rules and regulations of the Securities and Exchange Commission (“SEC”), and the Company’s Restated Bylaws.

A stockholder proposal to be presented at the 2010 annual meeting but not submitted for inclusion in the Company’s proxy statement and form of proxy must be received by us not less than 30 nor more than 90 days prior to the date of the 2010 annual meeting, unless we give less than 40 days’ prior notice of the meeting, in which case notice of the stockholder proposal must be received by us by the close of business on the tenth day after the date notice of the 2010 annual meeting is first mailed to stockholders. A stockholder submitting such a proposal must comply with the requirements of our Restated Bylaws and any applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Company’s Board has three classes: (i) Class I, currently consisting of two directors, Donald Glickman and William F. Grun; (ii) Class II, currently consisting of one director, Randolph H. Brinkley; and (iii) Class III, currently consisting of three directors, Ashfaq A. Munshi, Masood A. Jabbar, and Robert A. Schriescheim. The Company’s Class III directors have been nominated for re-election at the annual meeting.

In March 2009, Mr. Weyand left his positions as Chairman of the Board and Chief Executive Officer of the Company, and resigned as a director of the Company. Mr. Weyand, 64, had served the Company as a director since December 2004, and as Chairman of the Board and Chief Executive Officer of the Company since February 2005 until March 2009.

In addition, in March 2009, Masood A. Jabbar was appointed as a director. Mr. Jabbar, who previously served on the Board from July 2005 to January 2007, was recommended as a director candidate by our interim Chief Executive Officer, Mr. Munshi, as well as other members of the Board of Directors. Mr. Jabbar was initially appointed as a Class III director so that he would be a nominee for election by the stockholders at the 2009 annual meeting. However, to balance the number of directors serving in each class, Mr. Jabbar has been nominated for election to serve as a Class II director following the annual meeting. By electing two Class III directors and one Class II director, we will have two directors in each of our Board classes following the annual meeting.

The three directors whose terms expire at the 2009 annual meeting have been nominated for re-election as follows: Mr. Munshi and Mr. Schriescheim for election to Class III, whose terms expire in 2012, and Mr. Jabbar who has been nominated for election to Class II, whose term expires in 2011. Each of the nominees has consented to serve as a director if re-elected. The two nominees in Class III and the one nominee in Class II who receive the most votes cast for nominees in their respective classes will be elected as directors at the annual meeting.

There are no family relationships among any of our directors, director nominees and executive officers. Additional information with respect to the director nominees and for each director who will continue to serve after the annual meeting is set forth below.

Your Board unanimously recommends that you vote FOR each of the director nominees.

NOMINEES TO SERVE AS CLASS III DIRECTORS

FOR A TERM EXPIRING AT THE 2012 ANNUAL MEETING

Name	Age [1]	Position Held with the Company and Principal Occupation(s)	For a Term Expiring in	Director Since
Ashfaq A. Munshi	47	Interim Chief Executive Officer (“interim Chief Executive Officer”) and President of the Company since March 11, 2009. Chief Executive Officer and founder of Terabitz (formerly eREinfo Inc.), a provider of on-line real estate information and tools since July 2006; Chief Executive Officer of Level5 Networks, a leading innovator of high performance ethernet network interface cards, from December 2005 until its merger with Solare Flare Inc. on May 2006; founder, Chief Executive Officer and Chairman of Radiance Technologies, Inc., an enterprise software company, from 2000 to 2005; founder, Chief Executive Officer and Chairman of Specialty MD.com, a medical e-marketplace company, from 1998 to 2000; in 1998, advisor to Supply Base Inc., a supplier bid and supplier information company.	2012	2005

Name	Age [1]	Position Held with the Company and Principal Occupation(s)	For a Term Expiring in	Director Since
Robert A. Schriesheim	48	Executive Vice President, Chief Financial Officer of Lawson Software, Inc., an enterprise resource planning software solutions provider, since October 2006; General Partner for ARCH Development Partners, LLC, an early stage venture capital firm focused on information technology and services and life sciences, from August 2002 to October 2006; Executive Vice President, Corporate Development and Chief Financial Officer, from October 1999 to March 2002, and Executive Vice President— Corporate Development, from February 1999 to March 2002 for Global Telesystems, a communications holding company. [2]	2012	2007

[1]	As of the record date.

[2]	Mr. Schriesheim is also a director of Lawson Software, Inc., Skyworks Solutions, Inc. and Alyst Acquisition Corporation.

NOMINEE TO SERVE AS A CLASS II DIRECTOR

FOR A TERM EXPIRING AT THE 2011 ANNUAL MEETING

Name	Age [1]	Position Held with the Company and Principal Occupation(s)	For a Term Expiring in	Director Since
Masood A. Jabbar	59	Currently a private investor in various technology and digital media start-up companies. Formerly Chief Executive Officer of XDS Inc., a private network company, from November 2004 to September 2007; from 1986 to 2003, employed in several positions with Sun Microsystems Computer Corporation, a provider of network computing infrastructure solutions, including Executive Vice President and advisor to the CEO from 2002 to 2003, and Executive Vice President of Global Sales Operations, responsible for worldwide sales and support for all products, from 2000 to 2002. [2]	2011	2009

[1]	As of the record date.

[2]	Mr. Jabbar is also a director of JDS Uniphase Corporation, RF Micro Devices, Inc., and Silicon Image, Inc.

CLASS I DIRECTORS SERVING FOR A TERM EXPIRING AT THE 2010 ANNUAL MEETING

Name	Age [1]	Position Held with the Company and Principal Occupation(s)	For a Term Expiring in	Director Since
Donald Glickman	75	Partner of J. F. Lehman & Company, a private equity investment firm, since 1993; President of Donald Glickman & Company, a private investment firm, since 1992. [2]	2010	1998

William F. Grun	62	Private investor and consultant since 2003; Chief Executive Officer of RAS Innovations, a privately held company providing international outsourcing of research and development, in 2003; from 1996 to 1999, President and Chief Operating Officer of Optum Software, a privately held firm that developed software for supply chain management.	2010	1997

[1]	As of the record date.

[2]	Mr. Glickman is also a director of Monro Muffler Brake, Inc. and is a Trustee of MassMutual Corporate Investors and MassMutual Participation Investors.

CLASS II DIRECTOR SERVING FOR A TERM EXPIRING AT THE 2011 ANNUAL MEETING

Name	Age [1]	Position Held with the Company and Principal Occupation(s)	For a Term Expiring In	Director Since
Randolph H. Brinkley	64	President and Chief Executive Officer of Brinkley & Associates Company, a private investment and aerospace consultant firm, since 2004; limited partner and Senior Executive Advisor for J.F. Lehman & Company, a private equity investment firm, since 1999; Chief Executive Officer of Rocketplane Kistler, a commercial space transportation company, from 2004 to 2007; and President of Boeing Satellite Systems, Inc., a manufacturer of commercial satellite systems, from 2000 to 2004.	2011	2007

[1]	As of the record date.

CORPORATE GOVERNANCE

Board Independence and Meetings

We are listed on The NASDAQ Global Market (“NASDAQ”). In accordance with NASDAQ’s independence requirements, to be independent, a director must not have any material relationship with us that would interfere with him carrying out the responsibilities and duties of a director.

The Board annually reviews the independence of our directors. During this review, the Board considers transactions and relationships between each director and any member of his immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder), on the one hand, and the Company (and its subsidiaries and affiliates), on the other hand. The purpose of this review is to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent under NASDAQ rules. As a result of this review, the Governance and Nominating Committee and the Board affirmatively determined that Randolph H. Brinkley, Donald Glickman, William F. Grun, Masood A. Jabbar, and Robert A. Schriesheim are each independent. The Governance and Nominating Committee and the Board have also affirmatively determined that: (i) Mr. Riordan, who served as a director until our May 28, 2008 annual meeting of stockholders, was an independent director during his time of service; and (ii) Mr. Munshi was an independent director until March 11, 2009, at which time he was appointed as our interim Chief Executive Officer and President.

There are currently no, and since the beginning of our 2008 fiscal year have not been any, transactions, relationships or arrangements between the Company’s independent directors and the Company that are disclosable under Item 404(a) of SEC Regulation S-K. Further, there are not, and have not been in the last fiscal year, any transactions, relationships, or arrangements between the independent directors and the Company that were considered in determining the independence of such directors that are not disclosable under Item 404(a) of Regulation S-K.

Director Attendance at Annual Meetings

Our directors and director nominees are encouraged to attend all annual meetings of the Company’s stockholders. Our last annual meeting was held on May 28, 2008, and all of our then incumbent directors and all director nominees attended the meeting.

Board Meetings, Committees and Committee Composition

Our Board held eight meetings during 2008. During 2008, all of our incumbent directors serving in 2008 attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings had by the committees on which they served, in each case during the periods in which they served. The Board has a standing Audit Committee, Governance and Nominating Committee and Compensation Committee.

Additional information regarding each of the standing committees is described below. In addition to its standing committees, the Board periodically establishes ad hoc committees or meets with management to address specific issues.

Audit Committee. The Audit Committee, which was established in accordance with Section 3(a)(58)(A) of the Exchange Act, is currently comprised of Messrs. Glickman, Grun, Jabbar and Schriesheim, with Mr. Schriesheim serving as Chairman. The Audit Committee met seven times during 2008. The Board has determined that each of the directors who presently serve on the committee is an independent director under applicable NASDAQ rules and SEC Rule 10A-3, is able to read and understand fundamental financial statements as required by NASDAQ rules, and is an “audit committee financial expert” under applicable SEC rules. Mr. Munshi served on the Audit Committee during 2008 until March 11, 2009, at which time he was appointed as interim Chief Executive Officer and President of the Company, and stepped down from the Audit Committee. While serving on the Audit Committee, Mr. Munshi also was independent, able to read and understand fundamental financial statements and an “audit committee financial expert.”

The Audit Committee works closely with management and our independent registered public accounting firm. Among its specific responsibilities, the Audit Committee: oversees our internal accounting and operational controls and our financial and regulatory reporting; selects our independent registered public accounting firm and assesses its performance on an ongoing basis; reviews our interim and year-end financial statements and audit findings with management and our independent registered public accounting firm; reviews our general policies and procedures regarding audits, accounting and financial controls; reviews the scope and results of the auditing engagement and the extent to which we have implemented changes suggested by the independent registered public accounting firm; reviews the results of each audit by our independent registered public accounting firm and discusses with the firm any factors that may affect its independence, including, without limitation, the provision of any non-audit services; performs other oversight functions as requested by the full Board; and reports on its activities to the full Board. The Audit Committee has the authority to obtain advice and assistance from, at Company expense, outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties.

The Audit Committee’s charter provides for pre-approval by the Audit Committee of all audit and permitted non-audit services provided by our independent registered public accounting firm. The charter authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to audit services and permitted non-audit services. All audit services, audit-related services, tax services and other services provided by Deloitte in 2008 were pre-approved by the Audit Committee, which determined that the provision of such services was compatible with the maintenance of Deloitte’s independence in the conduct of its auditing functions.

The Audit Committee’s report is included in this Proxy Statement under the heading “Report of the Audit Committee” below. The Audit Committee charter is available on the “Corporate-Investor Relations-Corporate Governance” page of our website at http://www.mscsoftware.com.

Governance and Nominating Committee. Currently, the Governance and Nominating Committee is comprised of Messrs. Grun, Glickman and Brinkley, each of whom the Board has determined is independent under applicable NASDAQ rules, with Mr. Grun serving as Chairman. The Governance and Nominating Committee met two times during 2008.

Among its specific responsibilities, the Governance and Nominating Committee: identifies individuals qualified to become Board members consistent with criteria approved by the Board; oversees the organization of the Board to properly and efficiently discharge the Board’s duties and responsibilities; and identifies best practices and recommends corporate- governance principles, including giving proper attention and effective responses to stockholder concerns regarding corporate governance. Other specific duties and responsibilities of the Governance and Nominating Committee include: annually assessing the size and composition of the Board; developing membership qualifications for Board committees; defining specific criteria for director independence in the context of applicable SEC and other regulatory requirements; monitoring compliance with Board and committee membership criteria; annually reviewing and recommending directors for continued service; coordinating and assisting management and the Board in recruiting new Board members; recommending Board committee assignments; and overseeing the evaluation of the Board and management.

The Governance and Nominating Committee charter is available on the “Corporate-Investor Relations-Corporate Governance” page of our website at http://www.mscsoftware.com.

Compensation Committee. The Compensation Committee is currently comprised of Messrs. Brinkley, Jabbar, and Schriesheim, each of whom the Board has determined is independent under applicable NASDAQ rules, with Mr. Brinkley serving as Chairman. In addition, each member of the Compensation Committee qualifies as a “non-employee director” under Rule 16b-3 of the Exchange Act and as an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee met four times during 2008. Mr. Munshi served on the Compensation Committee as Chairman during 2008 until March 11, 2009, at which time he was appointed as interim Chief Executive Officer and President of the Company. While serving on the Compensation Committee, Mr. Munshi was independent and qualified as a “non-employee director” and an “outside director.”

The Compensation Committee reviews, evaluates and makes recommendations to the Board on the Company’s overall compensation policies. The specific responsibilities and duties of the Compensation Committee include: reviewing and approving goals and objectives relevant to the CEO’s compensation, evaluating the CEO’s performance in light of those goals and objectives, and setting the CEO’s compensation level, including salary, participation in incentive plans and other benefits; considering and approving the compensation arrangements for our other executive officers, including salary, participation in incentive plans and other benefits; and administering our incentive compensation plans. The Compensation Committee has discretion to delegate its powers and duties to one or more subcommittees.

A discussion of the processes and procedures of the Compensation Committee in establishing executive officer and director compensation is set forth in detail in this Proxy Statement under the headings “Compensation Discussion and Analysis” and “Director Compensation.”

The Compensation Committee’s report is included in this Proxy Statement under the heading “Report of the Compensation Committee” below. The Compensation Committee charter is available on the “Corporate-Investor Relations-Corporate Governance” page of our website at http://www.mscsoftware.com.

Consideration of Director Nominees

Director Qualifications. Our Policy and Procedure on Evaluating Candidates for the Board contains criteria that apply to individuals recommended by the Governance and Nominating Committee for a position on the Board. Under these criteria, members of the Board should have the highest professional and personal ethics and values, consistent with our long-standing values and standards. They should also be committed to enhancing stockholder value, have sufficient time to carry out their duties as a director and have sufficient experience to provide insight and practical wisdom. Each director must represent the interests of our stockholders.

Identifying and Evaluating Nominees for Directors. The Governance and Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for election as directors. The Governance and Nominating Committee periodically assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Governance and Nominating Committee considers various potential director candidates to fill such vacancies. Candidates may come to the attention of the Governance and Nominating Committee through current Board members, Company management, stockholders, professional search firms or other persons. These candidates are evaluated at regular or special meetings of the Governance and Nominating Committee and may be considered at any point during the year. In evaluating such nominations, the Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the Board and its committees.

The Governance and Nominating Committee will consider director candidates recommended by stockholders equally and using the same criteria as nominees recommended by the committee or other sources. Any stockholder wishing to recommend a director candidate should follow the procedures described below under the heading “Communications with the Board.”

Communications with the Board

Individuals may communicate with the Board in several ways. One method is by sending an e-mail to the Board at bod@mscsoftware.com. Communications that are sent to this e-mail account are routed to the attention of both the Chairman of the Governance and Nominating Committee and the Chairman of the Audit Committee, as well as the Secretary of the Company. Persons interested in communicating directly with the Company’s directors or with the non-management directors as a group may write to the particular director or group of directors at MSC.Software Corporation, 2 MacArthur Place, Santa Ana, California 92707. The Secretary of the Company reviews all such correspondence and is responsible for forwarding to the Chairman of the Audit Committee a summary of the correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. The Chairman of the Audit Committee then forwards such summaries and correspondence to the full Board. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence.

Lead Director, Co-Chairmen, and Executive Sessions

In March 2003, the Board created the position of Lead Director. Our independent directors annually appoint the Lead Director, and appointed Mr. Glickman to serve in this position for 2008.

The Lead Director’s primary responsibilities have been to:

•	assist the Board in assuring compliance with, and implementation of, our corporate governance guidelines;

•	act as the principal liaison between independent directors and the Chief Executive Officer on certain issues; and

•	coordinate the agenda for and chair executive sessions of the independent directors.

In connection with Mr. Weyand’s departure from the Company in March 2009, Mr. Glickman and Mr. Schriesheim were named as Co-Chairmen.

Executive sessions of the independent directors are held at least four times a year. The sessions have been coordinated and chaired by the Lead Director. Any independent director can request that additional executive sessions be scheduled.

Director Compensation

Directors who also serve as our employees or officers do not receive any additional compensation for Board service. Directors who are not our officers or employees (“non-employee directors”) receive a $25,000 annual retainer. In addition, the Chairman of the Governance and Nominating Committee and the Chairman of the Compensation Committee each receive $7,500 per year, and the Chairman of the Audit Committee receives $20,000 per year, in additional retainers. The Lead Director receives an additional $20,000 annual retainer. Effective February 26, 2008, non-employee directors also receive $4,500 for each Board meeting attended and $2,000 for each committee meeting attended. Prior to February 26, 2008, non-employee directors received $3,500 for each Board meeting attended and $1,750 for each committee meeting attended. Non-employee directors are reimbursed for all expenses incurred in connection with attendance at meetings of the Board and its committees and the performance of their duties. Director compensation is determined by the Governance and Nominating Committee and reviewed periodically.

Non-employee directors are eligible to participate in our Non-Employee Director Program. Under this program, non-employee directors currently receive a grant of options to purchase 15,000 shares of our common stock upon election to the Board. In addition, non-employee directors currently receive an annual grant of options to purchase 10,000 shares on the first business day of each calendar year. On January 2, 2008, each of our non-employee directors then in office was granted 10,000 options at an exercise price of $12.72 per share, which was the closing price of our shares on that date. Options granted to our non-employee directors currently have a ten-year maximum term and vest in full on the first anniversary of that grant date, assuming continued Board service through such date. Prior to October 26, 2006, the options granted to our non-employee directors had a five-year maximum term and were subject to a one-year vesting schedule. Directors are subject to our Stock Ownership Guidelines as described under the heading “Stock Ownership Guidelines” in the Compensation Discussion and Analysis below.

The table below sets forth information regarding the compensation we paid to our non-employee directors during fiscal 2008. The compensation we paid to Mr. Weyand for his service as Chairman and Chief Executive Officer, as well as his outstanding option and stock awards, is presented in the Summary Compensation Table and the related explanatory tables in this Proxy Statement. Mr. Weyand did not receive any additional compensation for his service as a director during 2008.

Fiscal Year 2008 Director Compensation Table

Name	Fees Earned or Paid in Cash ($) [1]	Stock Awards ($)	Option Awards ($) [2]	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Randolph H. Brinkley	97,500	—	102,492	—	—	—	199,992
Donald Glickman	142,437	—	64,739	—	—	—	207,176
William F. Grun	116,187	—	64,739	—	—	—	180,926
Ashfaq A. Munshi	120,187	—	64,739	—	—	—	184,926
George N. Riordan [3]	21,917	—	658	—	—	—	22,575
Robert A. Schriesheim	116,250	—	157,335	—	—	—	273,585

[1]	Fees earned or paid in cash include annual Board retainers, annual committee retainers, meeting fees, lead director fees and chairman fees that were earned during 2008.

[2]

Reflects the dollar amount recognized for financial statement reporting purposes with respect to 2008, in accordance with Statement of Financial Accounting Standards 123(R) (“SFAS 123(R)”), without adjustment for forfeitures, using the Black Scholes Merton valuation technique (“Black Scholes”) for all outstanding option awards granted to the non-employee directors. On January 2, 2008, each of our then non-employee directors received an annual grant of options to purchase 10,000 shares for their service to the Company. The aggregate amount recognized for each option award granted on January 2, 2008 as valued under SFAS 123(R) without adjustment for forfeitures was $64,080, as determined using Black Scholes (“Black Scholes”) based on the following assumptions: (i) a volatility rate of 48%; (ii) an expected option life of 6.1 years (the assumption for the expected life of all options); (iii) a dividend rate of zero; and (iv) a risk-free interest rate of 3.39%. The aggregate expense we incurred in our May 11, 2007 grant to Mr. Brinkley of options to purchase 15,000 options shares as valued under SFAS 123(R) without adjustment for forfeitures was $106,799 as determined using Black Scholes based on the following assumptions (i) a volatility rate of 49%; (ii) an expected option life of 6.1 years; (iii) a dividend rate of zero; and (iv) a risk free interest rate of 4.6%. The aggregate expense we incurred in our November 28, 2007 grant to Mr. Schriesheim of options to purchase 15,000 shares as valued under SFAS 123(R) without adjustment for forfeitures was $92,796, as determined using Black Scholes based on the following assumptions: (i) a volatility rate of 48%; (ii) an expected option life of 6.1 years; (iii) a dividend rate of zero; and (iv) a risk free interest rate of 3.47%. More information on the valuation of our options can be found in Note 10 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ending December 31, 2008 (the “2008 Annual Report”). More information on the expensing and assumptions of our options for 2007 and 2008 can be found in Notes 1 and 10 to our Consolidated Financial Statements in our 2008 Annual Report.

[3]	Mr. Riordan did not stand for re-election upon his retirement from the Board on May 28, 2008.

The following table presents the number of outstanding options held by each of our non-employee directors as of December 31, 2008. None of our non-employee directors held any outstanding stock awards as of December 31, 2008.

Name	Outstanding Options as of 12/31/08
Randolph H. Brinkley	25,000
Donald Glickman	35,000
William F. Grun	35,000
Ashfaq A. Munshi	35,000
George N. Riordan [1]	10,000
Robert A. Schriesheim	25,000

[1]	Mr. Riordan did not stand for re-election upon his retirement from the Board on May 28, 2008.

Code of Ethics

The Board has adopted the MSC Corporate Code of Business Conduct and Ethics, which applies to all of our offices worldwide, including all of our directors, officers, employees and agents. In addition, we have adopted a related policy, the MSC.Software Corporation Code of Business Conduct and Ethics, that applies to our Chief Executive Officer and senior financial officers (which includes our Chief Financial Officer, controller and other persons performing similar functions). Both of these codes of conduct are available free of charge on the “Corporate-Investor Relations-Corporate Governance” page of our website at http://www.mscsoftware.com, or by writing to us at MSC.Software Corporation, 2 MacArthur Place, Santa Ana, California 92707, c/o Secretary. We intend to satisfy the requirements under Item 5.05 of Form 8-K regarding disclosure of amendments to, or waivers from, provisions of our code of ethics that relate to elements listed under Item 4.06(b) of Regulations S-K and apply to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar transactions, by posting such information on our web site.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of the forms furnished to us and written representations that no other forms were required, the Company believes that during 2008 all filing requirements applicable to our officers, directors and greater than 10% stockholders under Section 16(a) of the Exchange Act were complied with.

EXECUTIVE COMPENSATION

Executive Officers of the Company

The following table contains certain information about our current executive officers other than Mr. Munshi, our interim Chief Executive Officer and President, whose information is provided above under the heading “Proposal One—Election of Directors.”

Name	Age [1]	Position(s) Held with the Company and Previous Employment
Sam M. Auriemma	56	Executive Vice President, Chief Financial Officer of the Company since May 2007; Executive Vice President and Chief Financial Officer of FileNet Corporation, an enterprise content management software company, from 2000 to January 2007.

John A. Mongelluzzo	50	Executive Vice President, Business Administration, Legal Affairs and Secretary of the Company since March 2005; Of Counsel for the law firm of Vorys, Sater, Seymour and Pease LLP from 2002 to 2005; from 1986 to 2001, served in various positions at Structural Dynamics Research Corporation (“SDRC”), a product lifecycle management software company which was acquired by Electronic Data Systems Corporation in 2001, most recently as Senior Vice President, General Counsel and Secretary.

Amir Mobayen	49	Executive Vice President, Worldwide Sales and Services of the Company since 2008; Mr. Mobayen was hired in October 2001 and became Senior Vice President, EMEA Operations, and was promoted in 2008 to Executive Vice President, Global Sales and Services. Prior to joining the Company, Mr. Mobayen served as Executive Vice President of Sales and Marketing, EMEA Division of Avnet, Inc., an industrial distributor of electronic components, enterprise computer and storage products, and embedded subsystems.

Calvin R. Gorrell	59	Executive Vice President, Human Resources of the Company since November 2007; Corporate Director, Human Resources of ITT Corporation, a supplier of advanced technology products, from February 2006 to April 2007; Vice President, ITT Electronic Components, and Director of Human Resources of ITT Corporation, from January 2003 to January 2006; Senior Vice President of Human Resources of NWP Services Corporation, a provider of billing and customer care solutions, from May 2002 to January 2003.

[1]	As of the record date.

Compensation Discussion and Analysis

The Compensation Committee. The Compensation Committee reviews and approves the compensation of our executives, including the executive officers listed in the Summary Compensation Table below (our “named executive officers”). During 2008, the Compensation Committee was comprised of Ashfaq A. Munshi, Chairman, along with Randolph H. Brinkley and Robert A. Schriesheim. During 2008, each member of the Compensation Committee was independent (as determined under NASDAQ rules) during the period in which he served. Mr. Riordan served as a member of the Compensation Committee until his retirement in May 2008. Mr. Munshi served as a member of the Compensation Committee until March 11, 2009, at which time he became the interim Chief Executive Officer and President of the Company, and Mr. Brinkley became Chairman of the Committee. Mr. Jabbar also joined the Committee as a member in March 2009.

The Compensation Committee operates under a charter which defines the Committee’s role and responsibilities. The charter provides that the Company’s compensation policies should be designed to

(1) provide overall competitive pay and benefits, (2) create proper incentives to enhance the value of the Company, and (3) reward superior performance. Our compensation policies are designed to allow us to recruit and retain superior talent and enhance our value by creating a significant and direct relationship between pay and performance. Our Compensation Committee strives to pay fair, reasonable and competitive compensation to our executive officers.

During 2008, the Compensation Committee:

•	Hired independent compensation consultants to advise on executive compensation issues and long-term incentive grant programs;

•	Approved grants of equity awards to our executives and other key employees;

•	Approved base salary increases for our executives;

•	Determined that a discretionary bonus in the form of restricted stock units be paid to employees during 2008 for performance in 2007; and

•	Approved and implemented a Global Incentive Plan for 2008 (the “Global Incentive Plan”), and subsequently made determinations regarding the payouts under such bonus incentive plan in March 2009.

Compensation Consultants. The Compensation Committee has the authority by its charter to engage the services of outside consultants and, as in prior years, early in 2008 the Committee engaged Pearl Meyer & Partners to analyze our executive and senior management compensation. Pearl Meyer & Partners provides a competitive analysis of similarly situated companies and provides other data for the Compensation Committee to consider in its compensation decisions with respect to our executive officers.

Role of Compensation Committee and Executive Officers in Compensation Decisions. Management provides the Compensation Committee members with materials in advance of meetings and works with the Compensation Committee to establish meeting agendas. As it determines to be appropriate, the Compensation Committee meets with the CEO, the Executive Vice President of Human Resources, in-house legal counsel and other Company officers.

The Executive Vice President of Human Resources serves as the primary executive contact with the Compensation Committee. The Compensation Committee makes all final compensation decisions regarding our Chief Executive Officer, the other named executive officers, and certain other high ranking employees. In making determinations regarding compensation, the Compensation Committee considers the recommendation and the input received from its compensation consultant.

To assist in its deliberations during 2008, Mr. Weyand, as the Chief Executive Officer, in concert with the Executive Vice President of Human Resources, provided the Compensation Committee with an evaluation of, and input regarding the compensation for, the other named executive officers and other employees (including each material element of their compensation), but did not participate in deliberations on his own compensation. Mr. Weyand had, however, participated in prior year negotiations associated with his own employment agreements. The Executive Vice President of Human Resources gathers and prepares industry-based competitive data (utilizing independent external third party consultants) which is presented to the Committee and Chief Executive Officer. The Committee may accept or adjust any input as it determines in its discretion. With respect to performance targets for performance stock awards (i.e., restricted stock units that contain a performance element (“PSUs”)) and bonus targets, Mr. Weyand provided input and perspective to the Committee which the Committee considered in establishing such targets.

The Compensation Committee meets regularly outside of the presence of management to discuss compensation decisions and matters relating to the design of compensation programs, and at times, confers with the whole Board in executive session.

Performance Evaluation. The Executive Vice President of Human Resources coordinates a performance review of the executive officers in conjunction with the input of the CEO on an annual basis. This process, which takes place during the first few months of the year, involves identifying strengths and weaknesses of each executive as well as a review of performance objectives achieved. Each executive officer has unique performance objectives related to his areas of responsibility. Objectives include, but are not limited to, expense control, establishment of long standing customer relations, product deliveries and revenue objectives.

The members of the Compensation Committee, through dialogue and at times written material, set the performance objectives and determine satisfaction of these objectives as well as overall performance. Ultimately, performance is a factor in establishing raises, determining any deviation from the standard corporate bonus under the Global Incentive Plan and establishing the size of any equity awards. However, because Company performance is a shared factor in the compensation discussion of all executives, differentiation among members of the executive team is less pronounced.

Compensation Philosophy and Objectives. We strive for total executive compensation at levels that motivate our executive officers to achieve long-term strategic business objectives and allow us to attract and retain talented management. We believe that a combination of fixed and variable compensation allows us to attract and retain executives while rewarding executives for achieving specific results that lead to increased stockholder value. Our long-term compensation, which consists of various equity awards, seeks to align the interests of our executives with the interests of our stockholders and reward and motivate our executives to perform over a longer period of time. We further believe that supplemental benefits and perquisites which reward executives without regard to performance should be reasonable under the circumstances and that some level of supplemental benefits are appropriate for high ranking executives and are necessary to remain competitive. Past compensation and amounts payable from prior compensation are considered by the Committee when setting new elements and levels of compensation and when considering raises and equity grants.

The starting point for executive compensation decisions is the executive’s current compensation package. Base salary is a function of an individual’s initial salary when they joined the Company as an executive and generally is increased only as a result of a promotion, significant increased responsibility, or as a result of annual raises. Raises are generally a function of the Company-wide annual raise with some differentiation for exceptional performance or an identified shortfall. Bonus opportunity has been established by level with little variation, and bonus payout is a function of Company performance, with flexibility for individual performance. Finally, equity grants are made based on performance, tenure, and benchmarking. For executives other than Mr. Weyand, these grants have been influenced by Mr. Weyand’s input.

During 2008, the variable components of our compensation program focused primarily on earnings and license revenue growth and total revenue, taking into account the divestiture of certain software products and timing of revenue recognition when entering into service commitments in conjunction with software license transactions.

Elements of Compensation. Our executive compensation program consists of the following elements:

•	Fixed-Base Salary:

Fixed-base salary is the foundation of our executive compensation program. A fixed-base salary provides our executives with regular payments in return for services provided to the Company. In determining and reviewing base salaries, we consider the executive’s experience, performance and scope of responsibilities, as well as competitive salary practices. Salaries paid to our executive officers are reviewed annually and adjustments are made based on several factors, including the Company budget, individual contributions, tenure, and comparable company data.

•	Performance-Based Annual Bonus:

The 2008 Global Incentive Plan program provides our executive officers and management an opportunity to earn a cash bonus based on satisfaction of certain performance-based criteria for the fiscal year as determined by the Compensation Committee. Performance goals under the annual plan are tied to measures of revenue, adjusted operated earnings, and in certain cases, operating performance or specific tangible business goals. The Compensation Committee believes that the annual bonus program provides the executive officers and management with financial motivation to meet these performance targets.

•	Equity Awards:

While salary and annual bonus reward short-term performance, we believe that the executive team and management should have financial incentives to increase Company performance over the long term. We believe that equity compensation is the most effective means to link the interests of our stockholders and the interests of our executive officers and management. In 2008, we primarily granted time-based restricted stock units (“RSUs”) as the form of equity awards for our executives and other top performing management employees. The Committee does not typically use different criteria to determine the form of equity grants (options, restricted stock or performance stock) for the general employee population, separate from the form of equity awards for upper management. Instead, the Committee determines the form of equity awards for Company grants and then determines the number of awards for executives based on input of the Chief Executive Officer, data from consultants, performance and tenure. An exception to this approach has been with respect to our Chief Executive Officer compensation, in which case Mr. Weyand’s compensation was established by a negotiated agreement, and included specially developed performance metrics in his PSUs as discussed below.

•	Supplemental Benefits and Perquisites:

While we generally provide few supplemental benefits and perquisites, we maintain certain programs for the benefit of our executive officers and other high ranking managers, including a car allowance, supplemental retirement benefits and an executive medical program.

We provide short-term compensation such as salary to provide a stable compensation base; we provide intermediate-term compensation such as performance-based annual incentive bonus to reward Company performance over the prior year, and we provide long-term compensation such as stock options, RSUs and performance awards to provide incentives for long-term performance, in particular with respect to the growth in our stock price.

The Committee believes this combination of compensation elements is the best way to attract and retain executives and negotiate and align them with the Company’s short and long term goals.

While the Committee does not maintain tally sheets, it does review the overall compensation package of each executive. When an executive is initially hired or, as in the case of Mr. Weyand, or Mr. Mobayen, where an employment agreement was negotiated, all compensation elements are typically addressed at one time. However, for other current executives, salary and bonus determination, as well as equity grants, are typically not determined simultaneously, though usually all elements are considered during the first half of the year. In determining elements of compensation, the Committee utilizes a mix of (i) benchmarking against survey data available from companies of competitive size within the software market, (ii) assessing Company performance, (iii) assessing individual performance and level of responsibilities, and (iv) exercising its well-informed judgment. The Committee is aware of all elements of compensation but does not target an overall compensation expense for each executive when determining each element of compensation. When reviewing executive compensation, the Committee also reviews a report from our outside consultants, Pearl Meyer & Partners, that addresses salary, bonus opportunity and equity grants. Further, the members of the Compensation Committee interact with the executive officers on a regular basis. Through this interaction, the members are able to assess strengths and weaknesses of the executive officers and accordingly, are better able to make decisions regarding executive officer compensation.

Executive Compensation Practices and Benchmarking. We design our executive compensation program in accordance with our goal to attract, motivate and retain our executives. When setting compensation, the

Compensation Committee considers various factors, including range of responsibilities, expertise, experience, and the recommendations of the Chief Executive Officer and Executive Vice President of Human Resources (except in the case of their own compensation). Comparing and establishing the pay levels of our executives against those of their counterparts at our peer group companies is often referred to as “benchmarking.”

We believe that benchmarking provides a starting point to determine appropriate ranges of compensation for our executive officers. However, benchmarking is not a replacement for an analysis of each officer’s pay and its various components, and the Compensation Committee retains and exercises discretion when determining each element of our executive compensation program. Benchmarking does, however, provide guidance on where we stand on our objective to attract and retain talented management, and our relative ability to do so compared to companies within our peer group.

As in prior years, in 2008, the Compensation Committee used Pearl Meyer & Partners to benchmark the total compensation payable to our executives and other members of senior management. The Company benchmarks each material element of compensation (base salary, bonus and equity-based awards) against other companies in a similar peer group, all based on available survey data as analyzed by Pearl Meyer & Partners. Our peer group in 2008 was comprised of software companies of comparable size, and included Actuate Corporation, Ariba, Inc., Aspen Technology, Inc., Epicor Software Corp., Informatica Corporation., JDA Software Group, Inc., Magma Design Automation, MicroStrategy, Inc., QAD, Inc., SI, Corporation, SPSS, Inc., and TIBCO Software, Inc. (collectively, the “Peer Group”). The median revenue of the Peer Group was approximately $332 million and the median market capitalization was $596 million as stated in the report dated September 2008. As of December 31, 2008, our annual revenue was approximately $260 million and our market capitalization was approximately $300 million.

(A) Base Salary. We target executive base salaries at the 55th percentile of the Peer Group because the Compensation Committee believes this represents the threshold of a competitive salary. Our executives’ salaries are reviewed annually by the Compensation Committee. Salary increases are based on an evaluation of the individual’s performance and level of pay as compared against the Peer Group. Merit increases have historically taken place in February or March and have been retroactive to the beginning of the year. In early 2008, we granted the following base salary increases: a $20,125 raise to Mr. Weyand (increasing his base salary to $595,125); a $13,468 raise to Mr. Wienkoop (increasing his base salary to $398,268); a $6,603 raise to Mr. Auriemma (increasing his base salary to $316,603); a $10,850 raise to Mr. Mongelluzzo (increasing his base salary to $320,850); and a $2,250 raise to Mr. Gorrell (increasing his base salary to $227,250). These raises were within the range of salary increases made throughout the Company, with some moderate differential based on performance as discussed above, and for Mr. Gorrell and Mr. Auriemma, taking into account they had not been with the Company a full year. In August, in conjunction with his promotion to Executive Vice President, Mr. Gorrell received a raise of $22,750 increasing his base salary to $250,000. Mr. Mobayen also received a raise of Euros 38,500 (increasing his base salary to Euros 296,000) under his new employment agreement effective October 1, 2008, in conjunction with his promotion to Executive Vice President, Worldwide Sales and Services. Further, while our annual bonus award is tied to performance criteria and is by its nature variable, we have not in the past, and do not intend in the future, to decrease an executive’s base salary based on performance.

(B) Performance-Based Annual Bonus. In 2008, we maintained a Global Incentive Plan that provided for a cash bonus plan for executive officers based on Company revenue and adjusted operating earnings, with each performance measure each weighted equally. The Committee determined that these two measures were critical to the Company and that awarding achievement of revenue levels and adjusted operating earnings would incentivise performance in both categories to the benefit of the Company. The target bonus percentages for executives are determined through comparisons to the Peer Group and is set at date of hire, and adjusted upward if an executive is promoted. The Compensation Committee has discretion in individual circumstances to adjust any bonus payable to executives and senior management to a lower or higher number based on its subjective analysis of the individual executive’s performance. In the past, the Committee has used this discretion in the past to adjust bonuses both up and down.

The bonus amounts for our named executive officers upon satisfactory target and maximum levels of performance for 2008 were determined based on both competitive analysis and respective responsibilities, and in the case of Mr. Weyand and Mr. Mobayen, in accordance with the terms of their respective employment agreements, as follows:

Executive Officer	Bonus at Target Level Performance	Bonus at Top Level Performance
William J. Weyand	120% of base salary	180% of base salary
Glenn R. Wienkoop	70% of base salary	105% of base salary
Sam M. Auriemma	60% of base salary	90% of base salary
John A. Mongelluzzo	60% of base salary	90% of base salary
Amir Mobayen	70% of base salary	105% of base salary
Calvin R. Gorrell	60% of base salary	90% of base salary

In March 2009, the Compensation Committee approved bonuses under our 2008 Global Incentive Plan for our named executive officers as follows: Mr. Weyand-$392,783; Mr. Wienkoop-$153,333; Mr. Mongelluzzo-$105,881; Mr. Auriemma-$104,479; Mr. Mobayen -$144,656; and Mr. Gorrell-$82,500. The bonuses represented a payout at 55% of target bonus percent based on revenue and adjusted operating earnings. The Compensation Committee determined that revenue for 2008 met the minimum 254 million dollar revenue goal for a payout of approximately 25% of target bonus. In addition, the Compensation Committee determined that adjusted operating earnings was at a level to provide an additional approximately 29% bonus payout. The Committee excluded certain extraordinary items when determining adjusted operating earnings. Items excluded were restructuring cost, impairment charges, certain unplanned amortization cost, and other miscellaneous extraordinary costs.

(C) Equity Awards. The Company provides its long-term compensation through equity grants. In September 2006, our stockholders approved our 2006 Performance Incentive Plan, which provides considerable flexibility to grant equity awards.

In determining grants of equity awards for each executive officer, the Compensation Committee seeks to align compensation for executives, senior management and high performance employees directly with the interests of shareholders. The level of awards are the result of benchmarking, independent compensation expert input, recommendations of our Chief Executive Officer and ultimately judgment and feedback of Committee members. The Compensation Committee strives to achieve a mix of full value equity awards such as RSUs and stock options, and had previously granted equity primarily in the form of stock options in 2007. The Committee believed RSUs would be the most effective form of equity to grant in 2008 to motivate and retain executives and key employees.

Accordingly, February and March 2008, the Compensation Committee approved equity award grants to our executives and certain key employees. The Compensation Committee approved RSU grants of 100,000 to Mr. Weyand, our then serving Chairman of the Board and Chief Executive Officer, 75,000 to Mr. Wienkoop, our then serving President and Chief Operating Officer, 30,000 to Mr. Auriemma, 40,000 to Mr. Mongelluzzo, 60,000 to Mr. Mobayen and 30,000 to Mr. Gorrell. These RSUs vest in three equal annual installments, beginning February 26, 2009, subject to the continued employment on the applicable vesting date. The awards were made for retention purposes as well as to motivate performance and to better align the interests of our executives and key employees with the interests of stockholders. The awards were comparable in size to prior year grants, but were in the form of RSUs as opposed to stock options. Mr. Mobayen’s award was larger than the other Executive Vice Presidents because it was in part a reflection of his new worldwide responsibilities.

(D) Perquisites. Each executive officer receives a car allowance and, other than Mr. Mobayen (who receives benefits from our French subsidiary), participates in the Company Executive Medical Plan which effectively maintains health insurance at substantially reduced cost for participants. In addition, other than Mr. Mobayen, each executive officer participates in the Company’s Supplemental Retirement and Defined

Compensation Plan, which provides a mechanism for additional retirement savings, and receives a Company match to the MSC Defined Contribution Plan (the Company 401(k) plan). Together, these plans provide a level of retirement benefits comparable to the benefits that were available under the Company Profit Sharing Plan that was discontinued in 2004. We maintain no pension plan for our executive officers. We believe that these benefits, while important to attracting and retaining our executives and for the Company to remain competitive in the marketplace, are modest.

We also provide vacation benefits to our executives and other employees. In March 2008, the Company stopped accruing paid vacation time for our executive officers as well as for our vice presidents residing in the United States, and correspondingly paid them for all accrued vacation time as of February 29, 2008.

(E) Forfeiture of Prior Year Equity Grants. In October 2006, the Committee approved the award of performance stock units to Mr. Wienkoop, our then serving President and Chief Operating Officer, Mr. Mongelluzzo and Mr. Laskey, our then serving Chief Financial Officer, and other upper management employees. The performance stock units were eligible for vesting following three independent measurement periods, with one-third of each award eligible for vesting following the end of 2007, 2008, and 2009. Awards could vest for each measurement period in increments of one-third, two-thirds or all eligible units. Eligible performance units that do not vest are forfeited and are not carried forward to another measurement period. The sole performance criteria for vesting during each measurement period is license revenue growth compared to the prior year, which the Committee determined to be critical to the success of the Company. This criteria is uniform for all performance stock grants made in October 2006, regardless of the recipient.

Following the close of 2008, the Committee evaluated the license revenue for the year, taking into account the effect of discontinued and divested product lines as well as license transactions executed but for which recognition of revenue was deferred. The minimum threshold of 5% license growth compared to the prior year was required for the minimum one-third of the eligible units to vest in that year; 8% license growth was required for two-thirds vesting; and 10% license growth was required for full vesting in the applicable year. For 2008, we did not achieve the minimum license revenue growth, and accordingly, no PSUs vested in 2008 and the eligible units were forfeited.

In addition, in conjunction with the negotiation of his employment contract in December 2006, the Committee authorized a grant of 150,000 PSUs to Mr. Weyand. The sole criteria for vesting was cumulative operating profit from January 1, 2007 to December 31, 2008. The minimum threshold for vesting was $103.8 million of operating income which would result in 50% vesting. $110.9 million of operating income was required for full vesting. In March 2009, the Committee determined that we did not achieve the minimum operating income, and, accordingly, Mr. Weyand’s grant was forfeited in full.

Variations among Executive Officers Compensation. Our former Chief Executive Officer, Mr. Weyand, historically received significant higher compensation than any other executive officer. The differential was primarily attributed to equity grants awarded to Mr. Weyand in February 2005 in connection with his hiring than to any other factor. In late 2006, Mr. Weyand negotiated a replacement employment agreement that went into effect February 2007. The Committee determined that a salary increase signing bonus and equity awards were necessary to retain and motivate Mr. Weyand.

The gap in compensation between Mr. Weyand and other executives in 2008, while significant, was less pronounced than in prior years. This was in large part because the performance targets relating to the equity award provided to Mr. Weyand in 2007 in conjunction with his new agreement were not achieved and the Company never incurred an expense for such award. Further, Mr. Weyand did not participate in the RSU grants awarded in 2006. In fact, as a result of large equity awards to Mr. Wienkoop in 2006 and 2007, there was little differential in compensation expense between Mr. Weyand and Mr. Wienkoop in 2008.

With respect to the other executive officers, there was not any significant differential in compensation for 2008. Mr. Mobayen is paid in Euros creating a differential based on currency conversion. Further, Mr. Mobayen’s

2008 RSU grant was larger than the grants made to other executive vice presidents, but this was in part a reflection of his promotion to worldwide responsibility. Mr. Mongelluzzo’s larger RSU grant in 2008 was a reflection of his strong performance.

Employment, Severance and Change in Control Benefits. We believe that severance protections, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers, are an important part of an executive’s compensation, and are consistent with competitive practices. Accordingly, we provide such protections for our named executive officers and other executive officers. In the case of Mr. Weyand, these benefits were provided under his employment agreement. In the case of Messrs. Mongelluzzo, Auriemma, Mobayen and Gorrell, these benefits are provided under change in control agreements. Mr. Wienkoop was also a party to a change in control agreement until his separation from the Company on March 11, 2009. The Compensation Committee annually reviews the benefits provided under our change in control agreements.

As described in more detail under “Employment Agreements, Termination of Employment and Change in Control Agreements” below, Mr. Weyand was entitled to severance benefits in the event of a termination of employment by us without cause or by him for good reason. Certain benefits would also be provided in the event that Mr. Weyand’s employment would terminate due to his death or disability. The Compensation Committee determined that it was appropriate to provide Mr. Weyand with severance benefits under these circumstances in light of his position with the Company and as part of his overall compensation package. Mr. Weyand’s severance benefits were generally determined as if he continued to remain employed by the Company for one year following his actual termination date. Because we believe that a termination by Mr. Weyand for good reason was conceptually the same as an actual termination by us without cause, we believed it was appropriate to provide severance benefits following such a constructive termination of this executive’s employment.

The Company is also a party to an employment agreement with Mr. Mobayen dated June 1, 2008. Mr. Mobayen joined the Company in 2001 and had entered into an earlier employment agreement with our French subsidiary, MSC.Software SARL, prior to his promotion to Executive Vice President. His new employment agreement provides for remuneration in the amount of Euros 296,000, eligibility to receive an annual bonus, local health and disability insurance benefits, in addition to paid holiday time.

The Company believes that the occurrence, or potential occurrence, of a change in control will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our executive officers to remain employed with us during an important time when their prospects for continued employment following the transaction are often uncertain, we provide our executive officers, including the named executive officers, with severance benefits if their employment is terminated by the Company without cause or by the executive for good reason in connection with a change in control. The severance benefits for the named executive officers are generally determined as if they continued to remain employed by the Company for two and one-half years following their actual termination date for the President and Executive Vice Presidents and two years for Senior Vice Presidents. Under his employment agreement, Mr. Weyand would have been entitled to similar severance benefits as those benefits provided to the President and Executive Vice Presidents if his employment terminated under these circumstances. As noted above, because we believe that a termination by the executive for good reason is conceptually the same as a termination by the Company without cause, and because we believe that in the context of a change in control, potential acquirers would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance, we believe it is appropriate to provide severance benefits in these circumstances.

We have entered into separate change in control agreements that are currently in effect with each of Messrs. Mongelluzzo, Auriemma, Mobayen and Gorrell, as well as with 13 other high ranking employees. The agreements continue through December 31 of each year and are automatically extended in one-year increments unless we give 60 days prior written notice of termination.

The agreements for Vice Presidents generally provide that if, within two years following a change in control the covered employee is terminated for other than Cause, or if he terminates employment for Good Reason (both as defined in the agreements), then the employee is entitled to the following severance payments:

•	base salary through the date of termination;

•	unused vacation (to the extent accrued);

•	one year’s annual bonus at target bonus level;

•	one year salary;

•	acceleration of vesting of all unvested options and other equity awards; and

•	up to one year medical and dental coverage.

Messrs. Mongelluzzo, Auriemma, Mobayen, and Gorrell are entitled to enhanced benefits under their change in control agreements. If payments are triggered under their agreements, each of Mr. Mongelluzzo, Auriemma, Mobayen and Gorrell would receive 2.5 times salary and annual target bonus and would be eligible to receive medical and dental coverage for up to two and one-half years. Mr. Wienkoop was also entitled to the same enhanced benefits in the event of change in control.

Under Section 4999 of the Internal Revenue Code, a 20% excise tax would apply to change in control benefits paid to each of our named executive officers if, and to the extent, the aggregate value of the benefits calculated under Section 280G and accompanying income tax regulations equals or exceeds three times the executive’s average taxable compensation for the five most recent tax years (or portion of such period the executive has been employed by the Company) ending before the change in control. As part of their change in control benefits, our named executive officers would be reimbursed for all excise taxes imposed under Section 4999 on their severance payments and any other related payments, and for all income and payroll taxes on the reimbursed amount. We provide these executives with a “gross-up” for all taxes that would be imposed on benefits paid because we determined the appropriate level of change in control severance protections for each executive without factoring in the adverse tax effects on the executive that might result from these excise taxes. The tax gross-up is intended to make the executive whole for any adverse tax consequences to which the executive might become subject under the tax law, and to preserve the level of change in control severance protections that we have determined to be appropriate. Furthermore, to the extent we pay change in control benefits to which the Section 4999 excise tax would apply, we would forfeit our right to a federal income tax deduction for the benefits paid. We have provided an estimate of the cost of the excise tax gross-up under the section entitled “Employment Agreements, Termination of Employment and Change in Control Agreements-Estimated Value of Change in Control Benefits at December 31, 2008.”

The vesting of all RSUs and PSUs granted by the Company prior to 2008 to employees not subject to a change in control agreement will accelerate upon a change in control event. Equity awards granted in 2008 to employees who are not subject to a change in control agreement accelerate only if the employee is terminated by the Company within one year following a change in control event.

Accounting and Tax Impact. The accounting and tax consequences to the Company relating to the compensation we pay our executives are carefully considered by the Compensation Committee when it is analyzing overall compensation and its various components. The Compensation Committee seeks to balance its objective of paying compensation that motivates our executives to perform and allows us to attract and retain talent, with the need to deduct compensation and ensure an appropriate impact of compensation on our earnings and other financial measures.

Under Section 162(m) of the Internal Revenue Code, we cannot deduct for federal income tax purposes compensation in excess of $1,000,000 paid to our CEO and three other most highly compensated executive officers unless certain performance and other requirements are met. We generally design and administer executive compensation programs to preserve the deductibility of compensation paid to our executive officers, and we believe that a substantial portion of our current executive compensation program (including the stock options, PSUs and RSUs granted to our named executive officers as described above) satisfies the requirements for exemption from the $1,000,000 deduction limitation. The Compensation Committee believes that Section 162(m) will not limit the deductibility of any of the compensation paid or payable to our named executive officers for 2008. The Compensation Committee will continue to design compensation programs that recognize a full range of performance criteria important to our success, regardless of the federal income tax deductibility of compensation paid under those programs.

Subsequent Actions. In early 2009, the Compensation Committee concluded its annual compensation review and approved incentive bonuses and equity grants. It determined that, as with the employee base at large, no executive officers would receive a raise as of the first quarter 2009. In addition, the Committee determined that, because we did not achieve the minimum vesting criteria, none of the eligible PSUs previously granted to Messrs. Wienkoop, Mongelluzzo, or Weyand would vest. In March 2009, the Compensation Committee also approved RSUs grants of 100,000 to Mr. Mongelluzzo, 90,000 to Mr. Auriemma, and 90,000 to Mr. Mobayen. These RSUs are scheduled to vest in three equal annual installments beginning March 2010.

Effective March 11, 2009, Mr. Weyand and Mr. Wienkoop separated from the Company in their capacity of Chairman of the Board and Chief Executive Officer, and President and Chief Operating Officer, respectively. The Company is currently negotiating separation agreements, including any bonus award for 2008 with both of these former officers.

On March 11, 2009, Mr. Munshi was appointed interim Chief Executive Officer and President of the Company. The initial term of Mr. Munshi’s appointment is four months, and will continue thereafter on a month-to-month basis unless terminated by either party. Mr. Munshi’s compensation arrangement with the Company is as follows:

•	A $400,000 annual base salary;

•	A maximum bonus opportunity of 100% base salary to be awarded at the discretion of the Compensation Committee; and

•	A grant of 44,843 RSUs that vest in one year (or earlier on change in control) so long as Mr. Munshi remains employed by or serves on the Board of the Company.

Stock Ownership Guidelines. In November 2005, the Board adopted stock ownership guidelines for non-employee directors and for executive officers. The guidelines were created to align the interests of our directors and executive officers’ with those of our stockholders. The guidelines encourage our executive officers to acquire and own stock having the following values:

Management Level	Multiple of Annual Base Salary
Chief Executive Officer	Three Times
President and Chief Operating Officer	Two Times
Other Board designated Executive Officers	One Time

These stock ownership levels should be achieved by each executive within two years after the later of our adoption of the policy or the executive’s commencement of employment or promotion, as the case may be.

Our non-employee directors are encouraged to acquire and own stock having a value equal to five times their annual cash retainer. Such stock ownership level should be achieved by each director within two years after the later of our adoption of this policy or the director’s initial election to the Board.

To determine the appropriate number of shares under the guidelines, (i) the executive’s base salary or director’s annual cash retainer will be multiplied by the applicable multiple; (ii) the product is divided by the prior average closing price of our stock on the last trading day of each of the prior four quarters (March, June, September and December); and (iii) that amount is rounded to the nearest 1,000 shares. This calculation is made as of the date the guidelines were adopted by the Board or when an individual becomes subject to these guidelines, whichever occurs later. Once established, the number of shares does not change with changes in salary or fluctuations in the Company’s stock price. However, it will be recalculated upon a promotion.

Shares that count towards satisfaction of the guidelines include:

•	Shares owned outright and by his immediate family members residing in the same household;

•	Shares held in our 401(k) plan;

•	Shares held in our employee stock purchase plan;

•	Vested restricted shares (whether RSUs, PSUs or otherwise); and

•	Shares held in trust (to the extent approved by the Governance and Nominating Committee).

However, unvested restricted stock, unvested performance stock units and stock options (both vested and unvested) are not included. The guidelines are administered and interpreted by the Governance and Nominating Committee. The Chairman of the Governance and Nominating Committee acts as a monitor and informs any executive officer or non-employee director of their noncompliance with these guidelines.

Report of the Compensation Committee

The Board’s Compensation Committee has submitted the following report for inclusion in this Proxy Statement:

We have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on such review and discussions, we recommended to the Board and the Board approved, that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

The foregoing report is provided by the following directors, who constituted the Compensation Committee:

Ashfaq A. Munshi, (Chairman, from January 2007 until March 2009)

Randolph H. Brinkley (Chairman, from March 2009)

Robert A. Schriesheim

Masood A. Jabbar (Member from March 2009)

Summary Compensation Table for Fiscal 2008

The following table sets forth information concerning the compensation paid to or earned by our named executive officers in 2006, 2007 and 2008. Information for Mr. Mobayen is set forth only for 2008, the year he became a named executive officer. As discussed above, Mr. Weyand, who served as our Chief Executive Officer for 2008, and Mr. Wienkoop, who served as our President and Chief Operating Officer for 2008, each separated from the Company on March 11, 2009. Information for Mr. Auriemma is set forth only for 2008 and 2007, as he joined the Company in April 2007.

Name and Principal Position	Year	Salary ($) [1]	Bonus ($) [2]	Stock Awards ($) [3]	Option Awards ($) [4]	Non-Equity Incentive Plan Compensation ($) [5]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) [6]	Total ($)
William J. Weyand	2008	660,728	—	508,556	311,119	392,783	—	89,303	1,962,489
Chairman and Chief	2007	567,500	143,750	294,846	364,784	—	—	98,080	1,468,960
Executive Officer [7]	2006	485,000	100,000	1,595,732	796,663	—	—	130,139	3,107,534

Sam M. Auriemma	2008	326,973	—	112,244	332,204	104,479	—	55,277	931,177
Executive Vice	2007	217,142	54,250	—	240,093	—	—	30,407	526,069
President and Chief	2006	—	—	—	—	—	—	—	—
Financial Officer [8]

Glenn R. Wienkoop	2008	416,005	—	730,611	641,558	153,333	—	59,761	2,001,268
President and Chief	2007	373,300	67,340	590,493	489,564	—	—	193,773	1,714,470
Operating Officer [9]	2006	360,039	—	386,460	349,938	—	—	414,524	1,510,961

John A. Mongelluzzo	2008	353,965	—	442,159	494,350	105,881	—	58,088	1,454,443
Executive Vice	2007	305,000	54,250	382,670	415,935	—	—	49,970	1,207,825
President, Legal	2006	300,000	—	228,616	261,212	—	—	63,941	853,769
Affairs, and Secretary [10]

Amir Mobayen	2008	393,767	—	325,739	133,910	144,656	—	83,201	1,081,273
Executive Vice	2007	—	—	—	—	—	—	—	—
President, Worldwide	2006	—	—	—	—	—	—	—	—
Sales and Services [11]

[1]

In March 2008, the Company revised its policy with respect to accruing paid time off for employees at the level of Vice President or above who received U.S.-based benefits. All paid time off accrued for such individuals was paid at that time. Accordingly, the named executive officers received payments in the following amounts (which amounts have been added to their respective base salaries for 2008): Mr. Weyand-$65,603; Mr. Wienkoop-$17,737; Mr. Mongelluzzo-$33,115; and Mr. Auriemma-$10,370.

[2]

For 2007, reflects a special discretionary bonus award paid in 2008. Although denominated in dollars, this bonus was paid in RSUs that vested 30 days from the grant date. For 2006, reflects a cash bonus of $100,000 paid to Mr. Weyand in December 2006 upon execution of his new employment agreement.

[3]

Represents the dollar amount recognized for financial statement reporting purposes for stock awards in accordance with SFAS 123(R) (disregarding the estimate of forfeitures). For RSUs and PSUs, the amount recognized is calculated using the closing price of our stock on the date of grant multiplied by the number of units awarded. With respect to Performance Stock Unit Awards, the amount recognized is calculated using the Monte Carlo simulation valuation method. These amounts reflect our accounting expenses for these awards and do not necessarily reflect the award value, if any, that will be recognized by the named executives. During 2007, Mr. Wienkoop forfeited 40,000 Performance Stock Unit Awards and Mr. Mongelluzzo forfeited 30,000 Performance Stock Unit Awards. More information on the expensing and assumptions of our stock awards for 2006, 2007 and 2008 can be found in Notes 1 and 10 to our Consolidated Financial Statements in our 2008 Annual Report.

[4]

Represents the dollar amount recognized for financial statement reporting purposes for option awards in accordance with SFAS 123(R) (disregarding the estimate of forfeitures). These amounts reflect our accounting expenses for these awards and do not necessarily reflect the award value, if any, that will be recognized by the named executives. More information on the expensing and assumptions of our stock options for 2006, 2007 and 2008 can be found in Notes 1 and 10 to our Consolidated Financial Statements in our 2008 Annual Report.

[5]	The amount represents payments for 2008 performance, payable in March 2009, under the Company’s 2008 Global Incentive Plan.

[6]

Consists of all other compensation for the year that could not properly be reported in any other column. Includes our contributions on behalf of the named executives to (a) the MSC Defined Contribution Plan (“DCP”), which is a 401(k) match, and (b) to the MSC.Software Corporation Supplemental Retirement and Deferred Compensation Plan (“SERP”) in the following amounts: William J. Weyand: $11,500 to DCP and $ 47,890 to the SERP in 2008, $11,250 to DCP and $39,488 to the SERP in 2007 and $11,000 to DCP and $80,935 to the SERP in 2006; Glenn R. Wienkoop: $11,500 to the DCP and $25,490 to the SERP in 2008, $11,250 to the DCP and $22,652 to the SERP in 2007 and $11,000 to the DCP and $30,165 to the SERP in 2006; John A. Mongelluzzo: $11,500 to the DCP and $20,316 to the SERP in 2008, $11,250 to the DCP and $16,163 to the SERP in 2007 and $11,000 to the DCP and $27,991 to the SERP in 2006; and Sam M. Auriemma: $11,500 to the DCP and $17,903 to the SERP in 2008, $3,617 to the DCP and $12,045 to the SERP in 2007. Also includes reimbursement of medical premiums and expenses under the Executive Medical Plan, car allowances and Supplemental Executive Long Term Disability premiums. For Mr. Weyand, also includes club dues and legal fees paid in 2007 in connection with the negotiation of his new employment agreement that went into effect on February 10, 2007. For Mr. Wienkoop, also includes relocation expenses in 2006 of $218,672 and in 2007 income for a tax gross-up of $134,529 on his 2006 relocation expenses. For Mr. Mobayen, includes a housing allowance of $74,898, as well as car allowance and meal allowance. Contributions to the DCP and SERP do not apply to Mr. Mobayen as he is currently receiving benefits under our French subsidiary. Effective October 1, 2008, the Company ceased providing any housing allowance benefit to Mr. Mobayen.

[7]

The salary for Mr. Weyand, our former Chief Executive Officer, was increased to $575,000 pursuant to his new employment agreement that was effective in February 2007, but the increase was not retroactive to the beginning of the year. Mr. Weyand received a salary increase to $595,125 in 2008. Equity compensation amount recognized with respect to 2008 for Mr. Weyand was as follows: (i) option awards were comprised of $311,119 for 150,000 stock options granted in 2007; and (ii) stock awards were comprised of $194,250 for 50,000 RSUs granted in 2007 and $314,316 for 100,000 RSUs granted in 2008. Equity compensation amount recognized with respect to 2007 for Mr. Weyand was as follows: (i) option awards were comprised of $87,288 for 450,000 stock options granted in 2005 and $277,496 for 150,000 stock options granted in 2007; and (ii) stock awards were comprised of $122,120 for 200,000 RSUs granted in 2005 and, $172,726 for 50,000 RSUs granted in 2007. Equity compensation amount recognized with respect to 2006 for Mr. Weyand was as follows: (i) option awards were comprised of $796,500 for 450,000 stock options granted in February 2005 and $163 for 5,000 non-employee director stock options granted in January 2005; and (ii) stock awards were comprised of $1,182,641 for 200,000 RSUs granted in March 2005 and $413,091 for a 100,000 Performance Stock Unit Award granted in February 2005. The Company recognized no expense in 2007 or 2008 for Mr. Weyand’s 150,000 PSUs granted in February 2007. Effective March 11, 2009, Mr. Weyand separated from the Company in his capacity as Chairman of the Board and Chief Executive Officer.

[8]

Mr. Auriemma joined the Company in April of 2007. Equity compensation amount recognized with respect to 2008 for Mr. Auriemma is as follows: (i) option awards were comprised of $319,114 for 175,000 stock options granted in April 2005 and $13,090 for 15,000 stock options granted in July 2007; and (ii) stock awards were comprised of $112,244 for 30,000 RSUs granted in February 2008. Equity compensation amount recognized in 2007 for Mr. Auriemma is as follows: (i) option awards were comprised of $227,003 for 175,000 stock options granted in April 2005 and $13,090 for 15,000 stock options granted in July 2007.

[9]

Equity compensation amount recognized with respect to 2008 for Mr. Wienkoop is as follows: (i) option awards were comprised of $291,620 for 160,000 stock options granted in July 2007 and $349,938 for 275,000 options granted in August 2005; and (ii) stock awards were comprised of $280,611 for 75,000 RSUs granted in February 2008, $450,000 for 100,000 RSUs granted in October 2006, and $0 for 55,000 PSUs granted in October 2006. Equity compensation amount recognized with respect to 2007 for Mr. Wienkoop was as follows: (i) option awards were comprised of $139,626 for 160,000 stock options granted in July 2007 and $349,938 for 275,000 stock options granted in August 2005; and (ii) stock awards were comprised of $84,350 for 55,000 PSUs granted in October 2006 and $506,143 for 100,000 RSUs granted in October 2006. Equity compensation amount recognized with respect to 2006 for Mr. Wienkoop is as follows: (i) option awards were comprised of $349,938 for 275,000 stock options granted in August 2005; and (ii) stock awards were comprised of $260,566 for a 40,000 Performance Stock Unit Award granted in August 2005, $44,672 for 55,000 PSUs granted in October 2006 and $81,222 for 100,000 RSUs granted in October 2006. Effective March 11, 2009, Mr. Wienkoop separated from the Company in his capacity as President and Chief Operating Officer.

[10]

Equity compensation amount recognized with respect to 2008 for Mr. Mongelluzzo is as follows: (i) option awards were comprised of $209,602 for 115,000 stock options granted in July 2007, $131,748 for 50,000 stock options granted in March 2006 and $153,000 for 150,000 stock options granted in March 2005; and (ii) stock awards were comprised of $149,659 for 40,000 RSUs granted in February 2008, $292,500 for 65,000 RSUs granted in October 2006 and $0 for 35,000 PSUs granted in October 2006. Equity compensation amount recognized with respect to 2007 for Mr. Mongelluzzo is as follows: (i) option awards were comprised of $100,357 for 115,000 stock options granted in July 2007, $153,000 for 150,000 stock options granted in March 2005 and $162,578 for 50,000 stock options granted in March 2006; and (ii) stock awards were comprised of $53,677 for 35,000 PSUs granted in October 2006, and $328,993 for 65,000 RSUs granted in October 2006. Equity compensation amount recognized with respect to 2006 for Mr. Mongelluzzo is as follows: (i) option awards were comprised of $153,000 for 150,000 stock options granted in March 2005 and $108,212 for 50,000 stock options granted in March 2006; and (ii) stock awards were comprised of $147,394 for a 30,000 Performance Stock Unit Award granted in March 2005, $28,428 for 35,000 PSUs granted in October 2006, and $52,794 for 65,000 RSUs granted in October 2006.

[11]

Mr. Mobayen became an executive officer in February 2008 in conjunction with his promotion to Executive Vice President, Worldwide Sales and Services. Equity compensation amount recognized in 2008 for Mr. Mobayen is a follows: (1) option awards were comprised of $51,949 for 30,000 stock options granted in 2007 and $81,960 for 50,000 stock options granted in 2004; and (ii) stock awards were comprised of $224,489 for 60,000 RSUs granted in 2007, and $101,250 for 22,500 RSUs granted in 2006 and $0 for the 22,500 PSUs granted in 2006. For salary and all other compensation, Mr. Mobayen is paid in Euros, and the amounts in the Table are based on an exchange rate of one Euro equaling $1.46, which represents the 2008 average exchange rate. For his bonus, the amount reflects the actual amount paid by the Company in U.S. Dollars prior to conversion to Euros.

Grants of Plan-Based Awards in Fiscal 2008

The following table sets forth information relating to plan-based awards granted to our named executive officers during fiscal 2008.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value ($) [3]
		Threshold ($) [1]	Target ($)	Maximum ($) [2]
William J. Weyand	03/05/08				11,382	—	—	143,750
	03/05/08				100,000	—	—	1,263,000
	01/01/08	178,537	714,150	1,071,225

Sam M. Auriemma	02/18/08				4,337	—	—	54,250
	02/26/08				30,000	—	—	397,200
	01/01/08	47,490	189,962	284,943

Glenn R. Wienkoop	02/18/08				5,383	—	—	67,340
	02/26/08				75,000	—	—	993,000
	01/01/08	69,697	278,788	418,181

John A. Mongelluzzo	02/18/08				4,337	—	—	54,250
	02/26/08				40,000	—	—	529,600
	01/01/08	48,128	192,510	288,765

Amir Mobayen [4]	02/18/08				4,320	—	—	54,043
	02/26/08				60,000	—	—	794,400
	01/01/08	75,628	302,512	453,768

[1]

Represents the participant’s minimum potential payout under the 2008 Global Incentive Plan. Each participant has a separately identified target participation level, which ranges from 60% of annual base salary for Messrs. Mongelluzzo and Auriemma, 70% of annual base salary for Messrs. Wienkoop and Mobayen, and 120% of annual base salary for Mr. Weyand. Threshold payout is 25% of the participant’s target payout amount. For 2008, bonuses were paid in March 2009 at the 55th% of each individual’s target payout amount. Actual payout amounts under the 2008 Global Incentive Plan to our named executive officers are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

[2]	Represents 150% of the participant’s target payout amount.

[3]

Reflects the grant date fair value of the awards computed in accordance with SFAS 123(R). These amounts do not necessarily correspond to the actual value, if any, that may be recognized by the named executives.

[4]	Amounts are represented in U.S. Dollars even though Mr. Mobayen is paid in Euros.

Outstanding Equity Awards At 2008 Fiscal Year-End

The following table provides information on the holdings of stock options and stock awards by our named executive officers at December 31, 2008. This table includes outstanding options, unvested RSUs and PSUs with performance conditions that have not yet been satisfied. The vesting schedule for each grant and other information regarding awards made to our named executives is shown in the footnotes to this table. The market value of stock awards is based on the closing price of our stock on December 31, 2008, which was $6.68. With the exception of our former Chief Executive Officer, Mr. Weyand’s PSUs, all PSUs vest and become exercisable in three annual installments depending upon the satisfaction of the specified goals related to our license revenue growth in fiscal 2007, 2008, and 2009. If the performance goal is fully satisfied, 1/3 of the total PSUs granted will vest for that year. Lesser amounts may vest based on partial satisfaction of the performance goal, and the 1/3 available for that year may be further divided into thirds. Thus, the most that can vest in any one year is 1/3 of the total PSUs awarded, and the minimum that may vest upon partial satisfaction of performance goals is 1/9 of the total award. In February 2008, the Compensation Committee determined that 1/3 of the PSUs for the first annual installment should vest and 2/3 of the PSUs for the first installment should be forfeited. Thus, 1/9 of the total award vested in February 2008. The vesting of Mr. Weyand’s PSUs was based on our operating profit for the 24 month period ending December 31, 2008. Because we did not achieve the minimum vesting criteria, none of his PSUs have vested. In March 2009, the Compensation Committee determined that no PSUs would vest for the 2008 measurement period and all of the PSUs for the 2008 installment were forfeited.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) [3]	Market Value of Shares or Units of Stock That Have Not Vested ($) [4]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) [5]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) [6]
	Exercisable [1]	Unexercisable [2]
William J. Weyand [7]	450,000 10,000 5,000		— — —	9.89 9.68 10.27	02/10/15 12/03/09 01/03/10
		150,000		15.54	02/09/17
						137,500	918,500
								75,000	501,000

Sam M. Auriemma [8]	43,750 3,750	131,250 11,250		13.70 13.61	04/16/17 07/10/17
						30,000	200,400

Glenn R. Wienkoop [9]	206,250 40,000	68,750 120,000	— —	14.30 13.61	08/15/15 07/10/17
						108,333	723,664
								24,444	163,286

John A. Mongelluzzo [10]	112,500 25,000 28,750	37,500 25,000 86,250	— — —	11.56 19.15 13.61	03/09/15 03/07/16 07/10/17
						61,666	411,929
								15,555	103,910

Amir Mobayen [11]	25,000 15,000 5,475 25,000 50,000			14.95 15.00 6.99 6.60 8.92	10/01/11 05/14/12 02/14/13 07/01/13 05/12/14
	7,500	22,500		12.81	06/12/17
						67,500	450,900
								10,000	66,800

[1]	Number of outstanding exercisable options.

[2]

Number of outstanding unexercisable (i.e., unvested) options. Mr. Weyand’s 150,000 options that expire February 9, 2017, vest in a single installment on February 9, 2011. Stock options for all other named executives vest in four equal annual installments beginning on the first anniversary of the date of grant. All options have a term of ten years (other than the 10,000 and 5,000 option grants to Mr. Weyand which he received as a non-employee director and which have a five year term).

[3]

Number of unvested RSUs. Mr. Weyand was granted 100,000 RSUs on March 5, 2008 which vest in three equal annual installments and 50,000 RSUs in February 2007 which vest in four equal installments. Messrs. Wienkoop, Mongelluzzo, Auriemma and Mobayen were granted 75,000, 40,000, 30,000 and 60,000 RSUs in 2008, respectively, and Messrs. Wienkoop and Mongelluzzo were granted 100,000 and 65,000 RSUs for vesting in 2006, respectively. Other than Mr. Weyand’s RSUs granted in 2007, these RSUs vest in three equal annual installments.

[4]	Market value of unvested RSUs is determined by multiplying the number of RSUs by $6.68, the closing price of our stock on the last trading day of 2008.

[5]

As of December 31, 2008, Mr. Weyand held 150,000 PSUs, Mr. Wienkoop held 36,666 PSUs and Mr. Mongelluzzo held 23,333 PSUs. This column reflects a total of 2/3 of the PSUs eligible (1/2 for Mr. Weyand). Because the PSUs have three thresholds (1/3, 2/3 and full) (only two for Mr. Weyand—1/2 and full), and based on our 2007 performance payout of 1/3 on Mr. Wienkoop’s, Mr. Mongelluzzo’s and Mr. Mobayen’s PSUs was achieved, 2/3 vesting is assumed (1/2 for Mr. Weyand). To the extent a performance condition is not met during a performance period, then that portion of the PSU award that does not vest is forfeited. In February 2009, the Compensation Committee of the Board determined that none of the PSUs held by Messrs. Wienkoop, Mongelluzzo and Mobayen for the 2008 performance year (the second of three performance periods) would vest, and that all PSUs for 2008 should be forfeited. Since those determinations were made after the end of fiscal 2008, these forfeitures are not reflected in the table above. Further, in March 2009, the Compensation Committee determined that none of Mr. Weyand’s PSUs would vest and they were all forfeited.

[6]

Market value of unvested PSUs. For purposes of determining the payout value of these awards as set forth above in Footnote no.5 because (a) the PSUs have three thresholds (1/3, 2/3 and full) (two for Mr. Weyand—1/2 and full) and (b) based on prior year’s performance, one-third payout would be achieved, only 2/3 vesting is assumed (1/2 for Mr. Weyand). The market value is determined using $6.68, the closing price on the last trading day of 2008.

[7]

On March 5, 2008, Mr. Weyand was granted 100,000 RSUs that vest in three equal annual installments commencing March 5, 2009. On February 10, 2007, Mr. Weyand received options to acquire 150,000 shares at a per share exercise price of $15.54 with a term of ten years that vest in a single installment on February 9, 2011. On February 10, 2007, he also received a grant of 50,000 RSUs that vest in four equal annual installments commencing February 10, 2008, and 150,000 PSUs which were eligible to vest in February 2009 but were forfeited because the performance conditions were not met. When Mr. Weyand joined the Company as Chief Executive Officer in February 2005, he received stock options to acquire 450,000 shares at a per share exercise price of $9.89 with a term of ten years and that vested in two annual installments on February 10, 2006 and February 10, 2007. Prior to becoming CEO, as a non-employee director, Mr. Weyand also received 10,000 options and 5,000 options on December 3, 2004 and January 3, 2005, respectively, which he received as a non-employee director and which have a five year term.

[8]

On February 26, 2008, Mr. Auriemma was granted 30,000 RSUs that vest in three equal annual installments commencing February 26, 2009. When Mr. Auriemma joined the Company on April 16, 2007, he received stock options to acquire 175,000 shares at an exercise price of $13.70 per share with a term of ten years that vest in four equal annual installments starting April 16, 2008. On July 10, 2007, Mr. Auriemma was granted stock options to acquire 15,000 shares at an exercise price of $13.61 per share that vest in four equal annual installments starting July 10, 2008.

[9]

On February 26, 2008, Mr. Wienkoop was granted 75,000 RSUs that vest in three equal installments commencing February 26, 2009. On July 10, 2007, Mr. Wienkoop was granted stock options to acquire 160,000 shares at an exercise price of $13.61 per share that have a term of ten years and vest in four equal annual installments starting July 10, 2008. On October 27, 2006, Mr. Wienkoop was granted 100,000 RSUs that vest in three equal annual installments commencing October 27, 2007, and 55,000 PSUs that vest ratably over three periods based on achievement of license revenue growth. When Mr. Wienkoop joined us in August 2005, he received stock options covering 275,000 shares of our common stock vesting in four equal annual installments beginning August 15, 2006, with a term of ten years and a per share exercise price of $14.30.

[10]

On February 26, 2008, Mr. Mongelluzzo was granted 40,000 RSUs that vest in three equal annual installments commencing February 26, 2009. On July 10, 2007, Mr. Mongelluzzo was granted stock options to acquire 115,000 shares at an exercise price of $13.61 per share with a term of ten years that vest in four annual installments starting July 10, 2008. On October 27, 2006 Mr. Mongelluzzo was granted 65,000 RSUs that vest in three equal annual installments commencing October 27, 2007 and 35,000 PSUs that vest ratably over three periods based on achievement of license revenue growth. When Mr. Mongelluzzo joined us in March 2005, he received an award of 150,000 options vesting in four equal annual installments beginning March 9, 2006, with a term of ten years and an exercise price of $11.56 per share. Mr. Mongelluzzo received an additional grant of 50,000 options on the first anniversary of his starting date at an exercise price of $19.15 per share that vests annually in four installments beginning March 7, 2007.

[11]

On February 26, 2008, Mr. Mobayen was granted 60,000 RSUs that vest in three equal installments commencing February 26, 2009. On June 12, 2007, Mr. Mobayen was granted stock options to acquire 30,000 shares at an exercise price of $12.81 per share with a term of ten years that vest in four annual installments starting June 12, 2008. On October 27, 2006, Mr. Mobayen was granted 22,500 RSUs that vest in three equal annual installments commencing October 27, 2007 and 22,500 PSUs that vest ratably over three periods based on achievement of license revenue growth. Mr. Mobayen also holds 120,475 vested stock options from grants made prior to 2005.

Option Exercises and Stock Vested in Fiscal 2008

The following table provides information for the named executives regarding the number of shares of stock acquired and the value realized upon the vesting of RSUs and PSUs during 2008.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) [1]	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) [2]	Value Realized on Vesting ($) [3]
William J. Weyand	—	—	23,882	311,481
Sam M. Auriemma	—	—	4,337	54,646
Glenn R. Wienkoop	—	—	44,827	387,606
John A. Mongelluzzo	—	—	29,893	261,467
Amir Mobayen	—	—	14,320	140,457

[1]	No named executive officer exercised stock options in 2008.

[2]

Number of shares acquired following vesting of RSUs and PSUs is gross number of shares to which the award relates. The net number of shares acquired (gross number of shares less shares withheld for taxes) is 15,994 for Mr. Weyand, 2,742 for Mr. Auriemma, 30,400 for Mr. Wienkoop, 20,406 for Mr. Mongelluzzo, and 13,087 for Mr. Mobayen.

[3]	The value realized is the gross number of shares acquired upon vesting multiplied by the market value, which is the closing price of our stock on the date that vesting occurs.

Fiscal 2008 Nonqualified Deferred Compensation Table

We make annual contributions on behalf of certain key employees who have completed a specified term of service with the Company. The table below sets forth certain information relating to our named executive officers’ participation in our SERP during 2008.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($) [1]	Aggregate Earnings in Last Fiscal Year ($) [2]	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
William J. Weyand	—	39,488	3,580	—	156,396
Sam M. Auriemma	—	12,045	(907)	—	11,137
Glenn R. Wienkoop	—	22,652	1,333	—	60,180
John A. Mongelluzzo	—	16,163	1,333	—	58,584
Amir Mobayen [3]	—	0	(27,304)	430,711	76,432

[1]

Amounts were determined by multiplying the executive’s 2007 salary and bonus by 9% and then deducting our maximum annual matching 401(K) contribution of $11,250 to arrive at the total contributions. Contributions are made during the first quarter of the year based on the preceding year compensation. Contributions made by the Company on behalf of the named executive officers are included in the Summary Compensation Table for 2008 and previous years in the column “All Other Compensation.”

[2]

The investment options available for the SERP are the same as are available for the DCP. The Company maintains a SERP for the benefit of eligible employees of the Company and its subsidiaries, including each of the named executive officers. Under the SERP, a participant may elect to defer up to 40% of his or her compensation. In order to equalize benefits provided under our qualified defined-contribution 401(k) plan that are lost due to limits under ERISA and the Internal Revenue Code, the Company also makes a contribution to participants’ accounts under the SERP each year equal to (i) a contribution percentage under the SERP established by the Board of Directors for the year, multiplied by (ii) the participant’s compensation for that year, minus (iii) the amount of the matching contribution the Company would have made to the participant’s account under the Company’s 401(k) plan for the year had the participant made the maximum deferral to the 401(k) plan permitted under applicable tax law for that year. Participants are fully vested in all amounts credited to their accounts under the SERP. Participants’ accounts are credited with investment gains and losses until the amounts are paid out. For purposes of determining investment gains and losses, SERP accounts are deemed invested in the investment options selected by the participant. The investment options under the SERP are the same as those available under the 401(k) plan. Payment of amounts credited under the SERP (including earnings) will generally be deferred until the termination of the participant’s employment, although participants may elect in accordance with applicable tax laws to have amounts paid on specified payment dates prior to termination. Amounts payable under the SERP are paid in a lump sum.

[3]

Mr. Mobayen does not currently participate in the SERP because he receives benefits from our French subsidiary. Prior to 2007, he did participate in the SERP and he elected to defer other amounts from his annual compensation. In 2008, he took a distribution of $430,711.

Employment Agreements, Termination of Employment and Change in Control Agreements

Upon certain types of terminations, the named executive officers may receive severance benefits. Mr. Weyand, our former Chief Executive Officer, would be entitled to severance benefits on certain terminations and enhanced severance benefits in connection with a termination after a change in control. Messrs. Auriemma, Mongelluzzo, Mobayen and Gorrell would receive severance benefits only on certain terminations of employment in connection with a change in control, and any severance benefits payable to them on any other termination would be determined on a case-by-case basis by the Compensation Committee. Mr. Wienkoop was also entitled to the same severance benefits upon certain terminations of employment in connection with a change in control.

Each of the named executive officers is bound by non-competition and non-solicitation restrictive covenants. Mr. Weyand’s restrictions were set forth in his employment agreement; the restrictions with respect to the other named executive officers are set forth in their respective change in control agreements. These agreements prohibit the named executive officers from competing directly or indirectly with a business that competes in any way with the Company. In addition, these agreements prohibit the solicitation of Company employees to terminate employment with the Company. These provisions apply irrespective of the reason for termination of employment.

Employment Agreement with Former Chief Executive Officer and Related Termination Benefits. Prior to his separation from the Company on March 11, 2009, the Company and Mr. Weyand were parties to an employment agreement, effective February 10, 2007.

The employment agreement had no fixed term, and provided that Mr. Weyand serve as our Chief Executive Officer and Chairman of the Board.

The employment agreement provided that, among other things, Mr. Weyand was entitled to:

•

An initial base salary of $575,000 per year (he received a raise in 2008 and at the time of his separation from the Company, had a base salary of $595,125) and an annual target bonus opportunity of 120% of his base salary for that year. In no event was Mr. Weyand entitled to a bonus greater than 200% of his base salary. The Compensation Committee would determine Mr. Weyand’s actual bonus opportunity each year, subject to these limitations.

•	Certain equity-based awards and participation in incentive plans be determined by the Compensation Committee.

•

Participation in the Company’s usual benefit programs for senior executives, a monthly automobile allowance of $1,685, reimbursement of business expenses, and reimbursement of up to $10,000 for Mr. Weyand’s costs and expenses in entering into the employment agreement.

If, during the 24 month period after an occurrence of a change in control, Mr. Weyand’s employment had been terminated by us without “Cause” or by Mr. Weyand for “Good Reason” (as those terms are defined in Mr. Weyand’s employment agreement), Mr. Weyand would have been entitled to a severance benefit of (1) 2.5 times the sum of (A) Mr. Weyand’s then base salary, plus (B) his target bonus, (2) a pro rated target bonus for the period of time he was employed by the Company during the year he was terminated, (3) continuation of his health insurance for 30 months, (4) immediate vesting of all unvested equity-based awards, and (5) a “gross-up” payment to cover, on an after-tax basis, any excise taxes payable by Mr. Weyand under Section 4999 of the Internal Revenue Code of 1986, as amended, with respect to his change in control benefits.

If Mr. Weyand had been terminated with Cause or resigned without Good Reason, he would have received no special severance benefits. If Mr. Weyand was terminated without Cause or resigned for Good Reason other than within 24 months after a change in control he would be eligible to receive (assuming he signed an applicable release) (1) base salary for one year after termination, subject to his compliance with a noncompetition covenant, and (2) continuation of his health insurance for up to a year. In addition, if terminated after completion of a fiscal year and prior to receipt of a bonus, he would be eligible for payment of such bonus (again assuming execution of an applicable release). All unvested equity-based awards would be forfeited. The estimated value of Mr. Weyand’s severance benefit is $623,445, plus any bonus to the extent applicable.

Under Mr. Weyand’s employment agreement, “Cause” meant the reasonable and good faith written determination by two-thirds of the Board (excluding Weyand, if he is then a member of the Board, from both the numerator and the denominator of such fraction for purposes of such determination) that, during the Term, any of the following events or contingencies exists or has occurred: (i) Weyand is convicted of, or pleads guilty or nolo contendre to, a felony within the meaning of such term by United States federal or state law (other than traffic related offenses or as a result of vicarious liability); (ii) Weyand willfully commits an act of material fraud, embezzlement or theft against MSC or one of its affiliates or willfully commits a material violation of state or federal securities laws involving MSC or one of its affiliates; (iii) Weyand willfully and repeatedly fails to perform his material fiduciary and other duties to MSC after having received written notice from MSC of such claimed failure; (iv) Weyand willfully engages in gross misconduct in carrying out his duties hereunder resulting in material economic harm to MSC; (v) the execution and delivery of this Agreement by Weyand and MSC and the performance by Weyand of Weyand’s duties hereunder constitutes a breach by Weyand of, or otherwise contravenes, the terms of any other agreement or policy to which Weyand is a party or otherwise bound which materially interferes with Weyand’s ability to effectively perform his duties and responsibilities to MSC hereunder; (vi) Weyand has information (including, without limitation, confidential information and trade secrets) relating to any other person or entity which Weyand is not legally and contractually free to disclose to MSC which materially interferes with Weyand’s ability to effectively perform his duties and responsibilities to MSC hereunder; (vii) Weyand is bound by any confidentiality, trade secret or similar agreement (other than this Agreement and the Inventions Agreement referred to in Section 9) with any other person or entity which materially interferes with Weyand’s ability to effectively perform his duties and responsibilities to MSC hereunder; (viii) any intentional wrongful act or omission by Weyand has occurred that results in the restatement of the Company’s financial statements due to a violation of the Sarbanes-Oxley Act of 2002.

Under Mr. Weyand’s employment agreement, “Good Reason” meant the occurrence of one or more of the following without Weyand’s written consent: (i) a material breach of the Agreement by MSC (including, without limitation, any breach by MSC of Section 3.1); (ii) a material diminution in Weyand’s duties (when such duties are viewed in the aggregate) from the level contemplated by Section 1.2 (including, without limitation, any change in title or position other than as contemplated by Section 1.2); provided that it shall not constitute Good Reason hereunder solely because Weyand is no longer serving as Chairman, provided that he reports directly to the Board; (iii) the assignment by MSC of duties to Weyand that are materially inconsistent with his position as CEO or as an executive Chairman, as applicable; (iv) the failure of MSC to maintain Directors’ and Officers’ Liability Insurance on terms not materially less favorable to Weyand than the terms of the policy presently in effect; provided that in no event shall Good Reason exist if MSC has in place Directors’ and Officers’ Liability Insurance coverage at a cost on an annualized basis that is not less than two hundred percent (200%) of the annualized cost of the policy in effect on the Effective Date; or (v) within 24 months of the occurrence of a Change in Control Event, any reduction in Weyand’s Base Salary, Target Bonus opportunity, or aggregate benefits levels; provided, however, that none of the foregoing events shall constitute Good Reason unless Weyand shall have notified MSC in writing describing the events which constitute Good Reason and MSC shall have failed to reasonably cure such event within a reasonable period, not to exceed fifteen (15) days, after MSC’s actual receipt of such written notice. Sections references are to sections in Weyand’s agreement.

If Mr. Weyand died or became disabled (as defined in the employment agreement), he would have received a pro rata portion of his target bonus for the year of the termination and, in the event of disability, continuation of his welfare benefits for 12 months.

Other Employment Agreements

On March 11, 2009, Mr. Munshi was appointed interim Chief Executive Officer and President of the Company. The initial term of Mr. Munshi’s appointment is four months, and will continue thereafter on a month-to-month basis unless terminated by either party. Mr. Munshi’s compensation arrangement with the Company is as follows:

•	A $400,000 annual base salary;

•	A maximum bonus opportunity of 100% base salary to be awarded at the discretion of the Compensation Committee; and

•	A grant of 44,843 RSUs that vest in one year (or earlier on change in control) so long as Mr. Munshi remains employed by or serves on the Board of the Company.

The Company is also a party to an employment agreement with Mr. Mobayen. This agreement went into effect October 1, 2008 and replaced a prior agreement. Under Mr. Mobayen’s agreement, Mr. Mobayen is the Executive Vice President, Worldwide Sales and Services, and is responsible for managing sales and services in all regions. While situated in the Company office outside Paris, he is required to travel worldwide and spend significant time at the Company headquarters in Santa Ana, California. His salary is set at 296,000 Euros and he participates in the bonus plan at a target bonus of 70% of his salary. Under the agreement, he is entitled to use of a company car. Either party may terminate the agreement upon six months prior notice.

Other Officers’ Benefits in Connection With A Change in Control Event. Messrs. Auriemma, Mongelluzzo, Mobayen and Gorrell are also entitled to certain severance benefits in connection with a change in control under the terms of their respective change in control agreements. These officers, however, are not entitled to severance benefits in the event of termination of employment other than in connection with a change in control which is defined to be:

Change in Control of the Company shall be deemed to have occurred if:

(i)	there shall be consummated any consolidation or merger of the Company and, as a result of such consolidation or merger (x) less than 50% of the outstanding common shares and 50% of the voting shares of the surviving or resulting corporation are owned, immediately after such consolidation or merger, by the owners of the Company’s common shares immediately prior to such consolidation or merger, or (y) any person (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 20% or more of the surviving or resulting corporation’s outstanding common shares; or

(ii)	any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company shall be consummated; or

(iii)	the shareholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company; or

(iv)	any person (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act) shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 20% or more of the Company’s outstanding common shares; or

(v)	during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority thereof unless the election or the nomination for election by the Company’s shareholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

In connection with a change in control all of their respective unvested stock options, RSUs and PSUs will vest. In addition, if during the 24 months after a change in control, the Company terminates employment without “cause” or terminates employment for “good reason,” the executive will be entitled to a severance benefit that includes (1) 2.5 times his base salary and target bonus, (2) continued medical and dental coverage for up to two and one-half years, and (3) a gross-up to cover any applicable excise tax and other taxes payable in connection with such benefits.

Estimated Value of Change in Control Benefits at December 31, 2008. Upon termination without cause or by the executive for good reason following a change in control, each named executive officer would be entitled to receive the following estimated benefits. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the named executive officers, which would only be known at the time that they became eligible for payment. The table reflects the amount that could be payable under the various arrangements assuming that the event triggering payment of the benefits occurred on December 31, 2008, including a gross-up payment so that the net amount of such payment (after taxes) he receives is sufficient to pay the excise tax under Section 4999 of the Internal Revenue Code in the event that payments were made that would be subject to the excise tax.

Name	Severance Amount ($) [1]	Acceleration of RSUs and PSUs ($) [2]	Acceleration of Stock Options ($) [3]	Other ($) [4]	Estimated Gross Up ($) [5]	Total ($)
William J. Weyand	3,273,188	1,920,500	0	70,799	—	5,264,487
Sam M. Auriemma	1,266,412	200,400	0	70,799	572,063	2,109,674
Glenn R. Wienkoop	1,692,639	968,593	0	55,025	741,795	3,458,052
John A. Mongelluzzo	1,283,400	567,793	0	70,799	565,946	2,487,938
Amir Mobayen	1,836,630	551,100	0	6,497	2,552,237	4,946,464

[1]	Severance amounts listed reflect two and one-half times salary and target bonus upon a change in control.

[2]

All unvested RSUs and PSUs granted to the named executive officers would vest upon a change in control event, other than Mr. Weyand’s, whose RSUs and PSUs would have accelerated only if he was terminated within two years following a change in control event. For purposes of this calculation, we have assumed accelerated vesting of all of Mr. Weyand’s RSUs and PSUs.

[3]	The value that would have been realized had all unvested stock options vested at $6.68, the closing price of our stock on the last trading day of the calendar year 2008.

[4]

The estimated value of health, dental and vision benefits that the named executive officers would have realized over a two and one half year period following termination of employment upon change in control.

[5]

The estimated tax gross up is based on the 20% excise tax, grossed up for taxes, and the amount of severance and other benefits above each individual’s average W-2 earnings during their respective term of employment with the Company (each named executive has been employed by the Company less than 5 years). The payments are made in a lump sum.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain six equity compensation plans: The MacNeal Schwendler Corporation 1991 Stock Option Plan, as amended (the “1991 Plan”), The MacNeal Schwendler Corporation 1998 Stock Option Plan (the “1998 Plan”), The MSC.Software Corporation 2001 Stock Option Plan, as amended (the “2001 Plan”), the Executive Bonus Plan, The MSC.Software Corporation 1996 Employee Stock Purchase Plan, as amended (the “ESPP”) and the 2006 Performance Incentive Plan (“2006 Plan”). In addition, in conjunction with the acquisition of Advanced Enterprise Solutions, Inc. (“AES”) (which was approved by our stockholders), the Company assumed outstanding options to acquire AES common stock, which were converted into fully vested options to acquire our shares (the “AES Options”). Each of these plans and the conversion of the AES Options has been approved by our stockholders.

The following table sets forth for each of the Company’s stockholder-approved equity compensation plans, as well as grants outside of stockholder-approved plans, the number of shares of common stock subject to outstanding options, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants, in each case as of December 31, 2008.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders
Option Grants	3,706,701	[2]	$12.53		4,510,125	[3,4]
Restricted Stock Units (performance-based and time-based)	1,228,457	[5,6]	N/A	[1]	1,417,740
Equity compensation plans not approved by security holders
Option Grants	875,000	[7]	$11.56

Total	5,810,158		$12.34		5,937,865

[1]	The weighted average exercise prices set forth in this column do not include RSUs and PSUs which, by their terms, do not have exercise prices.

[2]	Includes all options from the 1991 Plan, the 1998 Plan, the 2001 Plan, the 2006 Performance Incentive Plan, the Executive Bonus Plan, and all unexercised AES Options.

[3]	The ESPP expired September 10, 2006, and no additional shares are available for future issuance, although we continue to maintain it as there are shares that remain outstanding.

[4]

7,943,721 shares initially available for award grants, out of which 1,343,721 were derived from prior plans and for which 6,600,000 were made available under the 2006 Plan. Under the 2006 Plan, a limit of 3,300,000 full value shares could be granted. We had 1,228,457 RSUs and PSUs outstanding as of December 31, 2008, and a remainder of 1,417,740 full value shares available for future issuance.

[5]	Includes 839,696 unvested RSUs.

[6]	Includes 388,761 unvested PSUs (please refer to the section entitled “Outstanding Equity Awards at 2008 Fiscal Year-End” in this Proxy Statement).

[7]

Includes 875,000 options that were issued under plans not approved by stockholders (“out of plan options”). On February 10, 2005, Mr. Weyand was granted 450,000 out of plan options at an exercise price of $9.89 per share, which vested in two equal installments on February 10, 2006 and February 10, 2007 and which expire on the tenth anniversary of the grant date. On March 9, 2005, Mr. Mongelluzzo was granted 150,000 out of plan options at an exercise price of $11.56 per share, which vest in four equal annual installments beginning March 9, 2006, and which expire on the tenth anniversary of the grant date. On August 15, 2005, Mr. Wienkoop was granted 275,000 out of plan options at an exercise price of $14.30 per share, which vest in four equal annual installments beginning August 15, 2006, and which expire on the tenth anniversary of the grant date.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We are not currently, and have not since the beginning of our last fiscal year, been a party to any related person transactions, as defined in Item 404(a) of Regulations S-K. Because we have not historically been a party to any related party transactions, we do not have formal written policies or procedures specifically regarding the review of related party transactions. However, the Audit Committee, under the terms of its charter, is responsible for reviewing and approving any such transactions. If any transaction covered under Item 404(a) of Regulation S-K arises in the future, it will be reviewed and approved, and reviewed on an ongoing basis by the Audit Committee based on considerations it deems relevant under the circumstances. We would expect these would include the nature of the related person’s interest in the transactions, the material terms, including amount and type of transaction, whether the transaction would impair the related person’s judgment and the importance of the transaction to us and to the related person. The Audit Committee may, in its discretion, approve or deny any related person transaction and may require the cessation of such a transaction at any time.

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE

COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee of the Board has selected Deloitte as the Company’s independent registered public accounting firm to perform the audit of our financial statements and our internal control over financial reporting for the fiscal year ending December 31, 2009.

Representatives of Deloitte are expected to attend the annual meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

We are asking our stockholders to ratify the selection of Deloitte as our independent registered public accounting firm. Although we are not required by our governing documents or applicable law to seek stockholder ratification of our selection of Deloitte, the Board and the Audit Committee believe it is important for our stockholders to be involved in the selection of our auditors. If the selection of Deloitte is not ratified, the Audit Committee will reconsider its selection but may decide to retain its appointment of Deloitte. Pursuant to its Charter, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Your Board and the Audit Committee recommend that you vote FOR the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

Report of the Audit Committee

The Audit Committee reviewed the Company’s audited consolidated financial statements included in the Company’s Form 10-K for the fiscal year ended December 31, 2008 and discussed such statements with management and the Company’s independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 114.

The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence.

Based on the review and discussions noted above, and relying thereon, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and be filed with the SEC.

Respectfully submitted,

Robert A. Schriesheim, Chairman

Donald Glickman

William F. Grun

Masood A. Jabbar (Member from March 2009)

Ashfaq A. Munshi (Member until March 2009)

Fees Paid to Independent Registered Public Accounting Firm

The following table shows the approximate fees billed to us for services performed in 2008 and 2007 by Deloitte, our independent registered public accounting firm:

	2007	2008
Audit Fees	$2,605,582	2,166,587
Audit-Related Fees	113,921	113,680
Tax Fees	61,852	54,369
All Other Fees	—	—

Total	$2,781,355	2,334,636

Audit Fees. This category includes the audit of our annual financial statements, review of financial statements included in our Form 10-Q quarterly reports, and services that are normally provided in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, statutory audits required by non-U.S. jurisdictions and the preparation of an annual “management letter” on internal control matters.

Audit-Related Fees. This category consists of assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category primarily include the audit of our Company 401(k) plan for the plan audit years 2006, and 2007.

Tax Fees. This category consists of professional services rendered, primarily in connection with our tax compliance, tax advice, and tax planning, including the preparation of tax returns in certain overseas jurisdictions and technical tax advice related to the preparation of tax returns.

Pre-Approval Policies and Procedures. Pursuant to our pre-approval policies, and its charter, the Audit Committee, in its sole discretion, pre-approves and reviews all audit and non-audit services performed by our independent registered public accounting firm. Requests for approval are considered at each regularly scheduled Audit Committee meeting or, if necessary, are approved by the unanimous consent of all members of the Audit Committee. In its pre-approval and review of non-audit services, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditors’ independence. The Audit Committee considered and pre-approved all services rendered by our independent registered public accounting firm during 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our shares as of April 1, 2009 by: (i) each of our current directors and director nominees; (ii) each of our named executive officers named in the Summary Compensation Table; (iii) all of our current executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our shares. Five percent or greater stockholder information is based on information contained in Schedule 13D/13G filings. Unless otherwise indicated, the address of each of the beneficial owners listed in this table is: c/o MSC.Software Corporation, 2 MacArthur Place, Santa Ana, California 92707.

Name and Address of Beneficial Owner	Common Stock Ownership [1]	Options Exercisable within 60 Days [2]	Percent of Class [3]
Elliott Associates, L.P. [4] 712 Fifth Avenue New York, NY 10019	6,060,058	—	13.32%

Silver Point Capital, L.P. [5] Two Greenwich Plaza, 1 st Floor Greenwich, CT 06830	5,990,000	—	13.17%

Royce and Associates LLC [6] 1414 Avenue of Americas New York, NY 10019	5,458,000	—	12.00%

Morgan Stanley [7] 2585 Broadway New York, NY 10036	2,718,546	—	6.00%

Randolph H. Brinkley	—	25,000	*
Donald Glickman	18,000	30,000	*
William F. Grun	18,285	30,000	*
Masood A. Jabbar	—	—	*
Robert A. Schriesheim	—	25,000	*
Ashfaq A. Munshi [8]	—	35,000	*
William J. Weyand [9]	468,301	465,000	2.03%
Glenn R. Wienkoop [10]	89,915	246,250	*
John A. Mongelluzzo [11]	51,499	216,250	*
Sam M. Auriemma [12]	8,471	91,250	*
Amir A. Mobayen [13]	44,867	127,975	*
All current directors and executive officers as a group (10 persons)	149,359	589,225	1.60%

*	Holdings represent less than 1% of all shares outstanding.

[1]	Unless otherwise indicated, the person indicated has direct or beneficial ownership of, and sole voting and investment power over, such shares.

[2]

The amounts shown in this column include vested stock options and stock options that will vest within 60 days of April 1, 2009. If the underlying shares are acquired, the director or executive officer would have sole discretion as to voting and investment.

[3]

All expressions of percent of class held assume that the vested options, if any, of the particular person or group in question, and no others, have been exercised or that such person’s restricted stock units or performance units have been settled in shares of common stock. Percent of class is based on 45,491,945 shares of our common stock outstanding on April 1, 2009.

[4]

Based upon information set forth in amendment No. 2 to a Schedule 13D filed under the Exchange Act by Elliott Associates L.P. dated February 12, 2009 for the year ended December 31, 2008. Shares are beneficially owned by Elliott Associates L.P. and its wholly owned subsidiaries, and Elliott International, L.P. and Elliott International Capital

Advisors, Inc. (the “Reporting Persons”). The Reporting Persons have sole and shared powers to vote or to direct the vote or dispose or to direct the disposition of the aggregate amount of shares held by the Reporting Persons.

[5]

Based upon information set forth in a Schedule 13G, Amendment No. 3, filed under the Exchange Act by Silver Point Capital, L.P. and other reporting persons dated February 14, 2008 for year ended December 31, 2007. The 13G was jointly filed by Silver Point Capital, L.P., Messrs. Edward A. Mule and Robert J. O’Shea with respect to the ownership of the shares of common stock by Silver Point Capital Fund, L.P. (the “Fund”) and Silver Point Capital Offshore Fund, Ltd. Silver Point Capital, L.P. (“Silver Point”) is the investment manager of the Silver Point Fund, L.P. and Silver Point Offshore Fund, Ltd. (the “Funds”). Silver Point Capital Management, LLC (“Management”) is the general partner of Silver Point. Messrs. Edward A. Mule and Robert J. O’Shea are each members of Management and have voting and investment power with respect to the shares of common stock held by the Funds. Silver Point, Management and Messrs. Mule and O’Shea disclaim beneficial ownership of the shares of common stock held by the Funds. The Company has confirmed that Silverpoint’s share ownership has not changed.

[6]

Based upon information set forth in a Schedule 13G filed under the Exchange Act by Royce & Associates LLC dated January 26, 2009, for the year ended December 31, 2008. Royce & Associates LLC has sole power to vote or direct the vote and sole power to dispose or direct the disposition of all shares.

[7]	Based upon information set forth in a Schedule 13G filed under the Securities Exchange Act of 1934 by Morgan Stanley dated February 16, 2009 for the year ended December 31, 2008.

[8]

Mr. Munshi was appointed Interim Chief Executive Officer and President of the Company effective March 11, 2009. Upon his appointment he received a 44,843 share restricted stock unit award that will vest in full one year from the date of grant (March 11, 2010) if he is still employed by or serves on the Board of the Company. In addition Mr. Munshi holds a total of 45,000 non-qualified stock options that were awarded to him as a Director of the Company of which 35,000 are vested and 10,000 will vest on January 1, 2010 as long as he is still a Director or employee of the Company. While serving as an officer of the Company Mr. Munshi will not be eligible for the automatic director 10,000 share non-qualified stock option grant awarded to all outside directors on the first trading day of each year.

[9]

The 468,301 shares beneficially owned represents 50,000 shares of restricted stock purchased by Mr. Weyand under a restricted stock agreement; 115,000 shares acquired by Mr. Weyand through open market purchases on November 27, 2006 and November 28, 2006 at prices ranging from $13.43—$13.60; 70,000 shares acquired by Mr. Weyand through open market purchases on September 10, 2007 through September 14, 2007 at prices ranging from $12.18—$13.50; the vesting of 66,250 performance stock units on February 8, 2007 (remainder of 100,000 share performance stock unit award after 33,750 shares were withheld by us to pay underlying taxes); the vesting of 120,100 restricted stock units on March 1, 2007 (remainder of a 200,000 share restricted stock unit award after 79,900 shares were withheld by us to pay underlying taxes); the vesting of 8,362 restricted stock units on February 10, 2008 (remainder of the first vesting of 12,500 shares after 4,138 were withheld by us to pay underlying taxes); the vesting of 7,632 restricted stock units on April 4, 2008 (remainder of an 11,382 restricted stock unit award after 3,750 shares were withheld by us to pay underlying taxes); the vesting of 8,206 restricted stock units on February 10, 2009 (remainder of 12,500 second vesting of a restricted stock unit after 4,294 shares were withheld by us to pay underlying taxes); and the vesting of 22,751 restricted stock units on March 5, 2009 (remainder of 33,334 first vesting of a restricted stock unit after 10,583 were withheld by us to pay underlying taxes). On February 10, 2005, Mr. Weyand was granted a 450,000 share stock option under the terms of the MSC.Software Corporation 2006 Performance Incentive Plan (the “2006 Plan”) that is fully vested. On February 9, 2007, Mr. Weyand was granted a 150,000 share stock option under the terms of the 2006 Plan that would have vested in full on the fourth anniversary date of the grant; this option grant was cancelled upon his separation of service from the Company as Chief Executive Officer and Chairman effective March 11, 2009 (“Separation Date”). Mr. Weyand also holds 15,000 non-qualified stock options that were granted to him as a non-employee director. On February 10, 2007 Mr. Weyand was granted a 50,000 share restricted stock unit award under the 2006 Plan and restricted stock unit agreement that would have vested in four installments on the first four anniversary dates of the award of which 25,000 unvested restricted stock units were cancelled on his Separation Date. On March 5, 2008, Mr. Weyand was granted a 100,000 share restricted stock unit award under the 2006 Plan and restricted stock unit agreement that would have vested ratably over a three year period beginning on the first anniversary date of the grant of which 66,666 unvested restricted stock units were cancelled on his Separation Date. For additional information regarding Mr. Weyand’s equity compensation arrangement, see the table entitled “Outstanding Equity Awards at 2008 Fiscal Year-End” and related footnotes.

[10]

The 89,915 shares beneficially owned represents 20,000 shares acquired through an open market purchase on November 27, 2006 at $13.52 per share; the vesting of 22,927 restricted stock units on October 27, 2007 (remainder of the 33,334 first vesting amount after 10,407 shares were withheld by us to pay underlying taxes); the vesting on

February 18, 2008 of 3,869 performance stock units (remainder of the 6,111 first vesting after 2,242 shares were withheld by us to pay underlying taxes); the vesting on March 18, 2008 of 3,723 restricted stock units (remainder of a 5,383 restricted stock unit award granted on February 18, 2008 after 1,660 shares were withheld by us to pay underlying taxes); the vesting on October 27, 2008 of 22,808 restricted stock units (remainder of a 33,333 share second vesting after 10,525 shares were withheld by us to pay underlying taxes); and the vesting on February 26, 2009 of 16,588 restricted stock units (remainder of a 25,000 share first vesting of the restricted stock unit after 8,412 shares were withheld by us to pay underlying taxes). On August 15, 2005, Mr. Wienkoop was granted a 275,000 share stock option that vested annually in four equal installments that began on August 15, 2006 of which 206,250 are vested; 68,750 unvested options were cancelled upon Mr. Wienkoop’s separation from the Company as Chief Operating Officer and President on March 11, 2009 (“Separation Date”). On July 10, 2007, Mr. Wienkoop was granted a 160,000 share stock option under the 2006 Plan and stock option agreement that vested annually in four equal installments beginning on July 10, 2008 of which 40,000 shares are vested; 120,000 unvested shares were cancelled on his Separation Date. On October 27, 2006, Mr. Wienkoop was granted a 100,000 share restricted stock unit award under the 2006 Plan and restricted stock unit agreement that vested ratably over a three year period beginning on the first anniversary date of the grant of which 33,333 unvested units were cancelled on his Separation Date. On February 26, 2008, Mr. Wienkoop was granted a 75,000 share restricted stock unit award under the 2006 Plan and restricted stock unit agreement that vested ratably over a three year period beginning on the first anniversary date of the grant of which 50,000 unvested units were cancelled on his Separation Date. For additional information regarding Mr. Wienkoop’s equity compensation arrangement, see the table entitled “Outstanding Equity Awards at 2008 Fiscal Year-End” and related footnotes.

[11]

The 51,499 shares beneficially owned represents 7,700 shares acquired through an open market purchase on November 21, 2006 at $12.94 per share; the vesting of 14,856 restricted stock units on October 27, 2007 (remainder of the 21,667 first vesting amount after 6,811 shares were withheld by us to pay underlying taxes); the vesting on February 19, 2008 of 2,440 performance stock units (remainder of the 3,889 first vesting after 1,449 shares were withheld by us to pay underlying taxes); the vesting on March 18, 2008 of 3,002 restricted stock units (remainder of a 4,337 restricted stock unit award granted on February 18, 2008 after 1,335 shares were withheld by us to pay underlying taxes); the vesting on October 27, 2008 of 14,964 restricted stock units (remainder of a 21,667 second vesting after 6,703 shares were withheld by us to pay underlying taxes); and the vesting on February 26, 2009 of 8,537 restricted stock units (remainder of a 13,334 first vesting after 4,797 shares were withheld by us to pay underlying taxes) . On March 9, 2005, Mr. Mongelluzzo was granted a 150,000 share stock option that vested annually in four equal installments beginning March 9, 2006 and any unexercised options will expire on March 25, 2015. On March 7, 2006, Mr. Mongelluzzo was granted a 50,000 share stock option under the terms of the Company’s 2001 Stock Option Plan and stock option agreement that vests annually in four equal installments beginning on March 7, 2007, 37,500 of which are vested and any unexercised options will expire on March 7, 2016. On July 10, 2007, Mr. Mongelluzzo was granted an 115,000 share stock option under the terms of the 2006 Plan and stock option agreement that vests annually in four equal installments beginning on July 10, 2008 of which 28,750 are vested and any unexercised options will expire on July 10, 2017. On October 27, 2006, Mr. Mongelluzzo was granted a 65,000 share restricted stock unit award under the 2006 Plan and restricted stock unit agreement that vests ratably on the first three anniversary dates of the grant. On February 26, 2008, Mr. Mongelluzzo was granted a 40,000 share restricted stock unit award under the 2006 Plan and restricted stock unit agreement that vests ratably over a three year period beginning on the first anniversary date of the grant. On March 28, 2009 Mr. Mongelluzzo was granted a 100,000 share restricted stock unit award under the 2006 Plan and restricted stock unit agreement that vests ratably over a three year period beginning on the first anniversary date of the grant. For additional information regarding Mr. Mongelluzzo’s equity compensation arrangement, see the table entitled “Outstanding Equity Awards at 2008 Fiscal Year-End” and related footnotes.

[12]

The 8,471 shares beneficially owned represent the vesting on March 18, 2008 of 2,742 restricted stock units (remainder of a 4,337 restricted stock unit award granted on February 18, 2008 under the terms of the 2006 Plan after 1,595 shares were withheld by us to pay underlying taxes) and the vesting on February 26, 2009 of 5,729 restricted stock units (remainder of a 10,000 restricted stock unit first vesting after 4,271 shares were withheld by us to pay underlying taxes). On April 16, 2007, Mr. Auriemma was granted 175,000 share stock option under the terms of the 2006 Plan and stock option agreement that vests annually in four equal installments beginning on April 16, 2008. Any unexercised options will expire on April 16, 2017. On July 10, 2007, Mr. Auriemma was granted a 15,000 share sock option under the terms of 2006 Plan and stock option agreement that vests annually in four equal installments beginning on July 10, 2008. Any unexercised options will expire on July 10, 2017. On February 26, 2008, Mr. Auriemma was granted a 30,000 share restricted stock unit award under the 2006 Plan and restricted stock unit agreement that vests ratably over a three year period beginning on the first anniversary date of the grant. On March 28, 2009 Mr. Auriemma was granted a 90,000 share restricted stock unit award under the 2006 Plan and restricted stock unit agreement that vests ratably over a three year period beginning on the first anniversary date of the grant. For additional information regarding Mr. Auriemma’s equity compensation arrangement, see the table entitled “Outstanding Equity Awards at 2008 Fiscal Year-End” and related footnotes.

[13]

Of the 44,867 shares beneficially owned by Mr. Mobayen, 19,713 represent shares acquired by Mr. Mobayen prior to his election as an executive officer of the Company. The remaining 25,154 shares were acquired through the vesting of 6,854 restricted stock units on October 27, 2008 (remainder of the 7,500 second vesting amount after 646 shares were withheld by us to pay underlying taxes); and through the vesting of 18,300 restricted stock units on February 26, 2009 (remainder of the 20,000 first vesting amount after 1,700 were withheld by us to pay underlying taxes). On October 1, 2001, May 14, 2002, February 14, 2003, July 1, 2003 and May 12, 2004 Mr. Mobayen was granted 25,000; 15,000; 5,475; 25,000 and 50,000 share stock options, respectively, under the terms of the 1998 Stock Option Plan or 2001 Stock Option Plan and stock option agreements, all of which vested annually in four equal installments beginning on the first anniversary date of each grant and all of which are fully vested. Any unexercised options for each grant expire 10 years from each grant date. On June 12, 2007 Mr. Mobayen was granted a 30,000 shares stock option under the terms of the 2006 Plan and stock option agreement which vests annually in four equal installments beginning on June 12, 2008. Any unexercised options expire on June 12, 2017. On October 27, 2006 Mr. Mobayen was granted a 22,500 share restricted stock unit award under the terms of the 2006 Plan and restricted stock unit agreement that vests ratably over a three year period beginning on the first anniversary date of the grant. On February 26, 2008 Mr. Mobayen was granted a 60,000 share restricted stock unit award under the terms of the 2006 Plan and restricted stock unit agreement that vests ratably over a three year period beginning on the first anniversary date of the grant. On March 28, 2009 Mr. Mobayen was granted a 90,000 share restricted stock unit award under the terms of the 2006 Plan and restricted stock unit agreement that vests ratably over a three year period beginning on the first anniversary date of the grant. For additional information regarding Mr. Mobayen’s equity compensation arrangement, see the table entitled “Outstanding Equity Award at 2009 Fiscal Year-End” and related footnotes.

OTHER MATTERS

The Board knows of no other business at this time which may be brought before the annual meeting. It is the intention of the persons named in the enclosed Proxy to vote such Proxy in accordance with their best judgment on any other matters which may be brought before the annual meeting.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE.

By Order of the Board of Directors,

John A. Mongelluzzo
Executive Vice President, Business Administration
Legal Affairs and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 28, 2009:

The Proxy Statement for the 2009 Annual Meeting of Stockholders and the 2008 Annual Report to Stockholders are available at http://bnymellon.mobular.net/bnymellon/mscs. For information on how to obtain directions to attend the annual meeting and vote in person, please contact the Secretary of the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2.	Please mark your votes as indicated in this example	☒

	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS				FOR	AGAINST	ABSTAIN
ITEM 1. ELECTION OF DIRECTORS Nominees: 01 Ashfaq A. Munshi (Class III) 02 Robert A. Schriesheim (Class III) 03 Masood A. Jabbar (Class II)	☐	☐	☐		ITEM 2.	RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009	☐	☐	☐
(INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark the “Exceptions” box above and write the name(s) of the nominee(s) in the space provided below.)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE DIRECTOR NOMINEES AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

*Exceptions

`

					Mark Here for Address Change or Comments	☐
SEE REVERSE

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲ FOLD AND DETACH HERE ▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Daylight Time on May 27, 2009.

MSC.SOFTWARE CORPORATION	INTERNET http://www.proxyvoting.com/mscs Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 28, 2009

The Proxy Statement for the 2009 Annual Meeting of Stockholders and the 2008 Annual Report to Stockholders are available at:

http://bnymellon.mobular.net/bnymellon/mscs

For information on how to obtain directions to attend the annual meeting and vote in person, please contact the Secretary of the Company.

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PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

MSC.SOFTWARE CORPORATION

The undersigned hereby appoints John A. Mongelluzzo and Douglas W. Campbell and each of them, with power to act without the other and with full power of substitution and resubstitution, as proxies and attorneys-in-fact of the undersigned, and hereby authorizes them to represent and vote, as provided on the reverse side of this proxy, all the shares of MSC.Software Corporation Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of MSC.Software Corporation to be held on May 28, 2009 or at any adjournment or postponement thereof (the “Annual Meeting”), and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting, with all powers which the undersigned would possess if present at the Annual Meeting.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders, the 2009 Proxy Statement, and the 2008 Annual Report to Stockholders. The undersigned also hereby expressly revokes any and all proxies previously given or executed by the undersigned with respect to the shares of common stock of MSC.Software Corporation represented by this Proxy.

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250
Address Change/Comments
(Mark the corresponding box on the reverse side)
(Continued and to be marked, dated and signed, on the other side)

▲ FOLD AND DETACH HERE ▲

You can now access your MSC.Software Corporation account online.

Access your MSC.Software Corporation stockholder account online over Investor ServiceDirect® (ISD).

The Transfer Agent for MSC.Software Corporation now makes it easy and convenient to get current information on your stockholder account.

• View account status • View certificate history • View book-entry information	• View payment history for dividends • Make address changes • Obtain a duplicate 1099 tax form • Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

www.bnymellon.com/shareowner/isd

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

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